Execution Version

Cheyenne Light, Fuel and Power Company

$75,000,000

4.53% Series 2014 First Mortgage Bonds due October 20, 2044

______________
Bond Purchase Agreement

_____________

Dated as of June 30, 2014

Table of Contents

(Not a part of the Agreement)

Section	Heading	Page

Section 1.	Authorization of Bonds

Section 2.	Sale and Purchase of Bonds
Section 2.1.	Sale and Purchase of Bonds
Section 2.2.	Security for the Bonds

Section 3	Closing

Section 4.	Conditions to Closing
Section 4.1.	Representations and Warranties
Section 4.2.	Direction of Indenture Trustee
Section 4.3.	Documents Required by Indenture; Basis for Authentication
Section 4.4.	Performance; No Default
Section 4.5.	Compliance Certificates
Section 4.6.	Opinions of Counsel
Section 4.7.	Purchase Permitted by Applicable Law, Etc.
Section 4.8.	Regulatory Approval
Section 4.9.	Filing and Recording
Section 4.10.	Consent of Holders of Other Securities
Section 4.11.	[Intentionally Omitted]
Section 4.12.	Payment of Special Counsel Fees.
Section 4.13.	Private Placement Number
Section 4.14.	Changes in Corporate Structure
Section 4.15.	Funding Instructions
Section 4.16.	Proceedings and Documents

Section 5	Representations and Warranties of the Company
Section 5.1.	Organization; Power and Authority
Section 5.2.	Authorization, Etc.
Section 5.3.	Disclosure
Section 5.4.	Organization and Ownership of Shares of Subsidiaries; Affiliates
Section 5.5.	Financial Statements; Material Liabilities
Section 5.6.	Compliance with Laws, Other Instruments, Etc
Section 5.7.	Governmental Authorization, Etc.
Section 5.8.	Litigation; Observance of Agreements, Statutes and Orders

Section 5.9.	Taxes
Section 5.10.	Title to Property; Leases
Section 5.11.	Licenses, Permits, Etc
Section 5.12.	Compliance with ERISA
Section 5.13.	Private Offering by the Company
Section 5.14.	Use of Proceeds; Margin Regulations
Section 5.15.	Existing Indebtedness; Future Liens
Section 5.16.	Foreign Assets Control Regulations, Etc.
Section 5.17.	Status under Certain Statutes
Section 5.18.	Bonds to Rank Pari Passu
Section 5.19.	Lien Recordation
Section 5.20.	Environmental Matters

Section 6.	Representations of the Purchasers
Section 6.1.	Purchase for Investment
Section 6.2.	Source of Funds

Section 7.	Information as to the Company
Section 7.1.	Financial and Business Information
Section 7.2.	Officer’s Certificate
Section 7.3.	Visitation

Section 8.	[Intentionally Omitted]

Section 9.	Payments on Bonds

Section 10.	Expenses, Etc.
Section 10.1.	Transaction Expenses
Section 10.2.	Survival

Section 11.	Survival of Representations and Warranties; Entire Agreement

Section 12.	Amendment and Waiver
Section 12.1.	Requirements
Section 12.2.	Solicitation of Holders of Bonds
Section 12.3.	Binding Effect, Etc.
Section 12.4.	Bonds Held by Company, Etc.

Section 13.	Notices

Section 14.	Reproduction of Documents

Section 15.	Confidential Information

Section 16.	Substitution of Purchaser

Section 17.	Miscellaneous
Section 17.1.	Successors and Assigns
Section 17.2.	Payments Due on Non‑Business Days
Section 17.3.	Accounting Terms
Section 17.4.	Severability
Section 17.5.	Construction, Etc
Section 17.6.	Counterparts
Section 17.7.	Governing Law
Section 17.8.	Jurisdiction and Process; Waiver of Jury Trial

Signature

Schedule A	-	Information Relating To Purchasers

Schedule B	-	Defined Terms

Schedule 4.14	-	Changes in Corporate Structure

Schedule 5.3	-	Disclosure Documents

Schedule 5.5	-	Financial Statements

Schedule 5.15	-	Existing Indebtedness

Exhibit 2.2	-	Form of Second Supplemental Indenture

Exhibit 4.6(a)	-	Form of Opinions of Counsel for the Company

Exhibit 4.6(b)	-	Form of Opinion of Special Counsel for the Purchasers

Cheyenne Light, Fuel and Power Company
108 West 18th Street
Cheyenne, Wyoming 82001
4.53% Series 2014 First Mortgage Bonds due October 20, 2044
Dated as of June 30, 2014
To each of the Purchasers listed in the attached
Schedule A who is a signatory hereto:
Ladies and Gentlemen:
Cheyenne Light, Fuel and Power Company, a corporation organized and existing under the laws of the State of Wyoming (the “Company”), agrees with each of the Purchasers whose names appear at the end hereof (each, a “Purchaser” and collectively, the “Purchasers”) as follows:

Section 1.	Authorization of Bonds.
The Company will authorize the issue and sale of $75,000,000 aggregate principal amount of its 4.53% Series 2014 First Mortgage Bonds due October 20, 2044 (the “Bonds”). Certain capitalized terms used in this Agreement are defined in Schedule B; references to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.

Section 2.	Sale and Purchase of Bonds.
Section 2.1.    Sale and Purchase of Bonds. Subject to the terms and conditions of this Agreement, the Company will issue and sell to you and you will purchase from the Company, at the Closing provided for in Section 3, Bonds in the principal amount specified opposite your name in Schedule A at the purchase price of 100% of the principal amount thereof. The Purchasers’ obligations hereunder are several and not joint obligations, and no Purchaser shall have any liability to any Person for the performance or nonperformance by any other Purchaser hereunder.
Section 2.2.    Security for the Bonds. The Bonds will be issued under and will be entitled to the benefit of and secured by that certain Restated Indenture of Mortgage, Deed of Trust, Security Agreement and Financing Statement dated as of November 20, 2007 (the “Restated Indenture”) between the Company and Wells Fargo Bank, National Association (the “Indenture Trustee”), as amended by that First Supplemental Indenture dated as of September 3, 2009 (the “First Supplemental Indenture”) and as to be supplemented and amended by a Second Supplemental Indenture to be dated as of October 1, 2014 (the “Second Supplemental Indenture”), which will be substantially in the form attached hereto as Exhibit 2.2. The Restated Indenture, as supplemented by the First Supplemental Indenture and the Second Supplemental Indenture, is hereinafter referred to as the “Indenture.” The Bonds will be substantially in the form set forth in the Second Supplemental Indenture and will be dated the date of issuance thereof, will be in the amount of $100,000 or a multiple of $1,000 in excess thereof, will bear interest on the unpaid principal amount thereof from the date of the Bonds at the rate of 4.53% per annum, payable semiannually on the twentieth day of each April and October in each year, commencing on April 20, 2015, until the principal amount thereof becomes due and payable, and will bear interest on overdue principal (including any optional prepayment of principal) and Make‑Whole Amount, if any, and (to the extent legally enforceable) on any overdue installment of interest at the Overdue Rate, whether by acceleration or otherwise, until paid, and will be expressed to mature on October 20, 2044. Interest on the Bonds will be computed on the basis of a 360‑day year consisting of twelve 30‑day months.
The Indenture creates and will create a first mortgage Lien on and a first security interest in the property and property rights of the Company described therein as being subjected to the Lien thereof (subject to Permitted Encumbrances as therein defined), except such property and property rights as may have been released from the Lien thereof in accordance with the terms thereof.

Section 3.	Closing.
The execution of this Agreement shall occur on June 30, 2014 (the “Execution Date”). The sale and purchase of the Bonds to be purchased by each Purchaser shall occur at the offices of Chapman and Cutler LLP, Chicago, Illinois at 10:00 A.M. Chicago time, at a closing (the “Closing”) on October 1, 2014 or on such other Business Day thereafter on or prior to October 8, 2014 as may be agreed upon by the Company and the Purchasers. At the Closing the Company will deliver to each Purchaser the Bonds to be purchased by it in the form of a single Bond (or such greater number of Bonds in denominations of at least $100,000 as may be requested by such Purchaser) dated the date of the Closing and registered in each Purchaser’s name (or in the name of such Purchaser’s nominee), against delivery by such Purchaser to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer for the account of the Company to Account No. XXXXXXXXXX at Cheyenne Light Fuel and Power, Inc., at Wells Fargo Bank, ABA No. XXXXXXXXX, ref: CLFP XXX XXXX XXX: Cheyenne Light Fuel and Power, Inc., Attention: Corporate Treasury. If at the Closing the Company shall fail to tender such Bonds as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to the satisfaction of a Purchaser, such Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Purchaser may have by reason of such failure or such nonfulfillment.

Section 4.	Conditions to Closing.
Each Purchaser’s obligation to purchase and pay for the Bonds to be sold to such Purchaser at the Closing is subject to the fulfillment to its satisfaction, prior to or at the Closing, of the following conditions:
Section 4.1.    Representations and Warranties. The representations and warranties of the Company in this Agreement shall be correct as of the Execution Date and at the time of the

Closing; provided that with respect to the Closing, the Company shall be permitted to make additions and deletions to Schedules 5.3, 5.5 and/or 5.15 after the Execution Date but prior to the Closing, so long as (a) the Company shall have provided an updated copy of the relevant Schedule(s) and, in the case of a change to Schedule 5.3, the updated or additional Disclosure Documents, to such Purchaser not less than 5 Business Days prior to the Closing and (b)(i) in the case of Schedules 5.3 and 5.5, any such additions or deletions (including the aforementioned updated or additional Disclosure Documents, if any) are in all respects reasonably satisfactory to such Purchaser as a condition to the Closing and (ii) in the case of Schedule 5.15, immediately before and after giving effect to the issue and sale of the Bonds at the Closing, the Company shall be in compliance with this Agreement and the Indenture, including without limitation, Article IV and Section 8.13 of the Indenture.
Section 4.2.    Direction of Indenture Trustee. The Purchasers shall receive confirmation from the Company, in form and substance reasonably satisfactory to such Purchasers and their special counsel, that the Indenture Trustee has been directed to make payments becoming due on any Bond in accordance with the terms of Section 9 hereof.
Section 4.3.    Documents Required by Indenture; Basis for Authentication. The Company shall have furnished to the Indenture Trustee the resolutions, certificates and other instruments and cash, if any, required to be delivered prior to or upon the issuance of the Bonds pursuant to the provisions of the Indenture. The Company shall have requested the Indenture Trustee to and the Indenture Trustee shall have authenticated the Bonds pursuant to Article III of the Indenture. The Company shall be able to comply with all other conditions with respect to the authentication of the Bonds imposed by the Indenture.
Section 4.4.    Performance; No Default. The Company shall have performed and complied with all agreements and conditions contained in this Agreement or the Indenture required to be performed or complied with by it prior to or at the Closing. From the Execution Date until the Closing, and both before and after giving effect to the issue and sale of the Bonds (and the application of the proceeds thereof as contemplated by Section 5.14), no Default or Event of Default shall have occurred and be continuing including, without limitation, any Default or Event of Default under Article III of the Second Supplemental Indenture as if the Bonds had been issued and outstanding from and after the Execution Date.
Section 4.5.    Compliance Certificates.
(a)    Officer’s Certificates. The Company shall have delivered to such Purchaser an Officer’s Certificate, dated the date of such Closing, certifying that the conditions specified in Sections 4.1, 4.3, 4.4 and 4.14 have been fulfilled.
(b)    Secretary’s Certificates. The Company shall have delivered to such Purchaser a certificate of its Secretary or Assistant Secretary, dated the date of Closing, certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Bonds, this Agreement and the Indenture.

Section 4.6.    Opinions of Counsel. Each Purchaser shall have received opinions in form and substance satisfactory to it, dated the date of such Closing (a) from (i) Faegre Baker Daniels LLP, counsel for the Company (ii) Dray, Dyekman, Reed & Healey, P.C., special counsel for the Company, and (iii) Steven J. Helmers, General Counsel of the Company, covering the matters set forth in Exhibit 4.6(a) and covering such other matters incident to the transactions contemplated hereby as such Purchaser and its special counsel may reasonably request (and the Company hereby instructs its counsel to deliver such opinions to such Purchaser), and (b) from Chapman and Cutler LLP, the Purchasers’ special counsel in connection with such transactions, substantially in the form set forth in Exhibit 4.6(b) and covering such other matters incident to such transactions as such Purchaser may reasonably request.
Section 4.7.    Purchase Permitted by Applicable Law, Etc. On the date of the Closing your purchase of Bonds shall (a) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as Section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (c) not subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof. If requested by a Purchaser, such Purchaser shall have received an Officer’s Certificate certifying as to such matters of fact as such Purchaser may reasonably specify to enable it to determine whether such purchase is so permitted.
Section 4.8.    Regulatory Approval. Prior to the Closing, such Purchaser and its special counsel shall have received evidence, including, without limitation, an opinion of counsel, in form and substance satisfactory to such Purchaser and its special counsel, demonstrating that all approvals and authorizations of the Wyoming Public Service Commission under Wyoming Statutes, Title 37 Chapter 6, which are required to be obtained in connection with the issuance of the Bonds and the execution and delivery by the Company of, and the performance by the Company of its obligations under, this Agreement, the Bonds and the Indenture have been duly obtained, validly issued and are in full force and effect and final, and all periods for appeal and rehearing by third parties have expired and all conditions contained in such approvals and authorizations which are to be fulfilled on or prior to the issuance of the Bonds have been fulfilled.
Section 4.9.    Filing and Recording. The Indenture, as supplemented by the Second Supplemental Indenture (and/or financing statements or similar notices thereof if and to the extent permitted or required by applicable law) shall have been recorded or filed for record in such public offices as are necessary in order to perfect the Liens and security interests granted or conveyed thereby and all actions shall have been taken to ensure that the Holders of the Bonds shall share on an equal and ratable basis with all other Holders of First Mortgage Bonds issued and outstanding under the Indenture in the proceeds of any enforcement of rights and remedies thereunder.

Section 4.10.    Consent of Holders of Other Securities. On or prior to the date of the Closing, any consents or approvals required to be obtained from any holder or holders of any outstanding Security of the Company and any amendments of agreements pursuant to which any Securities may have been issued which shall be necessary to permit the consummation of the transactions contemplated hereby shall have been obtained and all such consents or amendments shall be satisfactory in form and substance to such Purchaser and its special counsel.
Section 4.11.    [Intentionally Omitted].
Section 4.12.    Payment of Special Counsel Fees. Without limiting the provisions of Section 10.1, the Company shall have paid on or before the Execution Date and on or before the date of the Closing the fees, charges and disbursements of the Purchasers’ special counsel referred to in Section 4.6 to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to the Execution Date and such Closing, respectively.
Section 4.13.    Private Placement Number. A Private Placement Number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the Securities Valuation Office of the National Association of Insurance Commissioners) shall have been obtained for the Bonds.
Section 4.14.    Changes in Corporate Structure. The Company shall not have changed its jurisdiction of incorporation or been a party to any merger or consolidation or, except as set forth in Schedule 4.14, succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Schedule 5.5.
Section 4.15.    Funding Instructions. At least three Business Days prior to the date of the Closing, each Purchaser shall have received written instructions signed by a Responsible Officer on letterhead of the Company confirming the information specified in Section 3 including (a) the name and address of the transferee bank, (b) such transferee bank’s ABA number and (c) the account name and number into which the purchase price for the Bonds is to be deposited.
Section 4.16.    Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to such Purchaser and its special counsel in their respective reasonable discretion, and such Purchaser and its special counsel shall have received all such counterpart originals or certified or other copies of such documents such Purchaser or such special counsel may reasonably request.
Section 5.    Representations and Warranties of the Company.
The Company represents and warrants to each Purchaser that:
Section 5.1.    Organization; Power and Authority. The Company is a corporation duly organized, validly existing and, where legally applicable, in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement, the Bonds and the Indenture, and to perform the provisions hereof and thereof.
Section 5.2.    Authorization, Etc. This Agreement and the Restated Indenture have been, and the Bonds and the Second Supplemental Indenture will be prior to the Closing, duly authorized by all necessary corporate action on the part of the Company, and this Agreement and the Indenture constitute, and upon execution and delivery thereof each Bond will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
Section 5.3.    Disclosure. The Company, through its agents, J.P. Morgan and Mitsubishi UFJ Securities (USA), Inc., has delivered to each Purchaser a copy of the Confidential Private Placement Memorandum dated June 2014 (the “Memorandum”), relating to the transactions contemplated hereby. The Memorandum fairly describes, in all material respects, the general nature of the business and principal properties of the Company. This Agreement, the Memorandum, the documents, certificates or other writings delivered to the Purchasers by or on behalf of the Company in connection with the transactions contemplated hereby and listed on Schedule 5.3 and the financial statements listed in Schedule 5.5, in each case, delivered to the Purchasers prior to June 25, 2014 (this Agreement, the Memorandum and such documents, certificates or other writings and such financial statements being referred to, collectively, as the “Disclosure Documents”), taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made; provided that, with respect to projected and pro forma financial information contained in the Disclosure Documents, the Company represents only that such information was prepared in good faith based on estimates and assumptions believed by the Company to be reasonable at the time made, it being recognized by the Purchasers that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from projected results. Except as disclosed in the Disclosure Documents, since December 31, 2013, there has been no change in the financial condition, operations, business or properties of the Company except changes that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.
Section 5.4.    Organization and Ownership of Shares of Subsidiaries; Affiliates. The Company has no Subsidiaries as of the Execution Date and will have no Subsidiaries after giving effect to the issuance of the Bonds on the date of Closing.

Section 5.5.    Financial Statements; Material Liabilities. The Company has delivered to each Purchaser copies of the financial statements of the Company listed on Schedule 5.5. All of said financial statements (including in each case the related schedules and notes) fairly present in all material respects the financial position of the Company as of the respective dates specified in such financial statements and the results of its operations and, with respect to all year‑end financial statements, the cash flows, in each case for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to the absence of footnotes and to normal year‑end adjustments). The Company does not have any Material liabilities that are not disclosed on such financial statements or otherwise disclosed in the Disclosure Documents.
Section 5.6.    Compliance with Laws, Other Instruments, Etc. The execution, delivery and performance by the Company of this Agreement, the Bonds and the Indenture will not (a) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company (other than the Lien of the Indenture) under, any other indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by‑laws, or any other agreement or instrument to which the Company is bound or by which the Company or any of its properties may be bound or affected, (b) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Company or (c) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company.
Section 5.7.    Governmental Authorization, Etc. Assuming the accuracy of the representations of the Purchasers set forth herein, no consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Company of this Agreement, the Bonds or the Indenture, except for (a) the filings described in Section 5.19 and (b) authorization by the Wyoming Public Service Commission under Wyoming Statutes, Title 37 Chapter 6, which authorization has been obtained and is in full force and effect and final and all periods for appeal and rehearing by third parties have expired and all conditions contained in such authorization which are to be fulfilled on or prior to the date of issuance of Bonds have been fulfilled.
Section 5.8.    Litigation; Observance of Agreements, Statutes and Orders. (a) There are no actions, suits, investigations or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any property of the Company in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
(b)    The Company is not in default under any term of any agreement or instrument to which it is a party or by which it is bound, or any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority nor is it in violation of any applicable law, ordinance, rule or regulation (including without limitation Environmental Laws or the USA PATRIOT Act or any of the other laws and regulations that are referred to in Section 5.16) of any Governmental

Authority, which default or violation, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
Section 5.9.    Taxes. The Company has filed all tax returns that are required to have been filed in any jurisdiction, and has paid all taxes shown to be due and payable on such returns and all other taxes and assessments, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (a) the amount of which is not individually or in the aggregate Material or (b) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company has established adequate reserves in accordance with GAAP. The Company knows of no basis for any other tax or assessment that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of the Company in respect of federal, state or other taxes for all fiscal periods are adequate. The federal income tax liabilities of the Company have been finally determined (whether by reason of completed audits or the statute of limitations having run) for all fiscal years up to and including the fiscal year ended December 31, 2006.
Section 5.10.    Title to Property; Leases. (a) The Company has good and sufficient title to its properties that individually or in the aggregate are Material, including all such properties reflected in the most recent audited balance sheet referred to in Section 5.5 or purported to have been acquired by the Company after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by the Indenture. All leases that individually or in the aggregate are Material are valid and subsisting and are in full force and effect in all material respects.
(b)    Without limiting the foregoing, the Company has not since the date of its acquisition of the real property described in recitals or granting clauses, as the case may be, of the Indenture, entered into any mortgage, deed of trust or like Lien instrument other than the Indenture and other than Liens described in clauses (i) through (xii) of the definition of Permitted Encumbrances contained in the Indenture and Liens otherwise permitted by the Indenture.
Section 5.11.    Licenses, Permits, Etc. (a) The Company owns or possesses all licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without known conflict with the rights of others.
(b)    To the best knowledge of the Company, no product or service of the Company infringes in any Material respect any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned by any other Person.
(c)    To the best knowledge of the Company, there is no Material violation by any Person of any right of the Company with respect to any license, permit, franchise, authorization,

patent, copyright, proprietary software, service mark, trademark, trade name or other right owned or used by the Company.
Section 5.12.    Compliance with ERISA. (a) The Company and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in Section 3 of ERISA), and no event, transaction or condition has occurred or exists that would, individually or in the aggregate, reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to Section 430(k) of the Code or to any such penalty or excise tax provisions under the Code or federal law or Section 4068 of ERISA, or by the granting of a security interest in connection with the amendment of a Plan, other than such liabilities or Liens as would not, individually or in the aggregate, be Material.
(b)    The present value of the aggregate benefit liabilities under each of the Plans of the Company (other than Multiemployer Plans), determined as of the end of such Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan as of such determination date allocable to such benefit liabilities by more than the amount disclosed in Note 8 of the Company’s financial statements for the year ended December 31, 2013. The term “benefit liabilities” has the meaning specified in Section 4001 of ERISA and the terms “current value” and “present value” have the meaning specified in Sections 3(26) and 3(27) of ERISA, respectively.
(c)    The Company and its ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under Section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are Material.
(d)    The expected post‑retirement benefit obligation (determined as of the last day of the Company’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 715‑60, without regard to liabilities attributable to continuation coverage mandated by Section 4980B of the Code) of the Company is properly accounted for in accordance with GAAP in Note 8 of the Company’s financial statements for the year ended December 31, 2013.
(e)    The execution and delivery of this Agreement and the Indenture (including, without limitation, the Second Supplemental Indenture) and the issuance, sale and delivery of the Bonds hereunder will not involve any transaction that is subject to the prohibitions of Section 406 of ERISA or in connection with which a tax could be imposed pursuant to Section 4975(c)(1)(A)‑(D) of the Code. The representation by the Company to each Purchaser in the first sentence of this Section 5.12(e) is made in reliance upon and subject to the accuracy of such Purchaser’s representation in Section 6.2 as to the sources of the funds used to pay the purchase price of the Bonds to be purchased by such Purchaser.
Section 5.13.    Private Offering by the Company. Neither the Company nor anyone acting on its behalf has offered the Bonds, or any similar Securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any Person other than the Purchasers and not more than twenty‑five (25) other Institutional Accredited Investors, each of which has been offered the Bonds at a private sale for investment. Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Bonds to the registration requirements of Section 5 of the Securities Act or to the registration requirements of any securities or blue sky law of any applicable jurisdiction.
Section 5.14.    Use of Proceeds; Margin Regulations. The Company will apply the proceeds of the sale of the Bonds as set forth on page 18 of the Memorandum. No part of the proceeds from the sale of the Bonds hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute more than 1% of the value of the consolidated assets of the Company and its Subsidiaries and the Company does not have any present intention that margin stock will constitute more than 1% of the value of such assets. As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.
Section 5.15.    Existing Indebtedness; Future Liens. (a) Schedule 5.15 sets forth a complete and correct list of all outstanding Indebtedness of the Company as of the Execution Date (including a description of the obligors and obligees, principal amount outstanding and collateral therefor, if any, and Guaranty thereof, if any). The Company is not in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Company and no event or condition exists with respect to any Indebtedness of the Company that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.
(b)    The Company has not agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien not permitted by Section 8.04 of the Restated Indenture.
(c)    The Company is not a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of the Company, any agreement relating thereto or any other agreement (including, but not limited to, its charter or other organizational document) which limits the amount of, or otherwise imposes restrictions on the incurring of, Indebtedness of the Company, except as specifically indicated in Schedule 5.15.

Section 5.16.    Foreign Assets Control Regulations, Etc. (a) Neither the Company nor any Controlled Entity is (i) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by the Office of Foreign Assets Control, United States Department of the Treasury (“OFAC”) (an “OFAC Listed Person”) (ii) an agent, department, or instrumentality of, or is otherwise beneficially owned by, controlled by or acting on behalf of, directly or indirectly, (x) any OFAC Listed Person or (y) any Person, entity, organization, foreign country or regime that is subject to any OFAC Sanctions Program, or (iii) otherwise blocked, subject to sanctions under or engaged in any activity in violation of other United States economic sanctions, including but not limited to, the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Comprehensive Iran Sanctions, Accountability and Divestment Act (“CISADA”) or any similar law or regulation with respect to Iran or any other country, the Sudan Accountability and Divestment Act, any OFAC Sanctions Program, or any economic sanctions regulations administered and enforced by the United States or any enabling legislation or executive order relating to any of the foregoing (collectively, “U.S. Economic Sanctions”) (each OFAC Listed Person and each other Person, entity, organization and government of a country described in clause (i), clause (ii) or clause (iii), a “Blocked Person”). Neither the Company nor any Controlled Entity has been notified that its name appears or may in the future appear on a state list of Persons that engage in investment or other commercial activities in Iran or any other country that is subject to U.S. Economic Sanctions.
(b)    No part of the proceeds from the sale of the Bonds hereunder constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used by the Company or any Controlled Entity, directly or indirectly, (i) in connection with any investment in, or any transactions or dealings with, any Blocked Person, or (ii) otherwise in violation of U.S. Economic Sanctions.
(c)    Neither the Company nor any Controlled Entity (i) has been found in violation of, charged with, or convicted of, money laundering, drug trafficking, terrorist‑related activities or other money laundering predicate crimes under the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act), the USA PATRIOT Act or any other United States law or regulation governing such activities (collectively, “Anti‑Money Laundering Laws”) or any U.S. Economic Sanctions violations, (ii) to the Company’s actual knowledge after making due inquiry, is under investigation by any Governmental Authority for possible violation of Anti‑Money Laundering Laws or any U.S. Economic Sanctions violations, (iii) has been assessed civil penalties under any Anti‑Money Laundering Laws or any U.S. Economic Sanctions, or (iv) has had any of its funds seized or forfeited in an action under any Anti‑Money Laundering Laws. The Company has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that the Company and each Controlled Entity is and will continue to be in compliance with all applicable current and future Anti‑Money Laundering Laws and U.S. Economic Sanctions.
(d)    (1) Neither the Company nor any Controlled Entity (i) has been charged with, or convicted of bribery or any other anti‑corruption related activity under any applicable law or regulation in a U.S. or any non‑U.S. country or jurisdiction, including but not limited to, the

U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010 (collectively, “Anti‑Corruption Laws”), (ii) to the Company’s actual knowledge after making due inquiry, is under investigation by any U.S. or non‑U.S. Governmental Authority for possible violation of Anti‑Corruption Laws, (iii) has been assessed civil or criminal penalties under any Anti‑Corruption Laws or (iv) has been or is the target of sanctions imposed by the United Nations or the European Union;
(2)    To the Company’s actual knowledge after making due inquiry, neither the Company nor any Controlled Entity has, within the last five years, directly or indirectly offered, promised, given, paid or authorized the offer, promise, giving or payment of anything of value to a Governmental Official or a commercial counterparty for the purposes of: (i) influencing any act, decision or failure to act by such Governmental Official in his or her official capacity or such commercial counterparty, (ii) inducing a Governmental Official to do or omit to do any act in violation of the Governmental Official’s lawful duty, or (iii) inducing a Governmental Official or a commercial counterparty to use his or her influence with a government or instrumentality to affect any act or decision of such government or entity; in each case in order to obtain, retain or direct business or to otherwise secure an improper advantage in violation of any applicable law or regulation or which would reasonably be expected to cause any holder of Bonds to be in violation of any law or regulation applicable to such holder; and
(3)    No part of the proceeds from the sale of the Bonds hereunder will be used by the Company for any improper payments, including bribes, to any Governmental Official or commercial counterparty in order to obtain, retain or direct business or obtain any improper advantage in contravention of Anti‑Corruption Laws. The Company has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that the Company and each Controlled Entity is and will continue to be in compliance with all applicable current and future Anti‑Corruption Laws.
Section 5.17.    Status under Certain Statutes. The Company is not an “investment company” registered or required to be registered or subject to regulation under the Investment Company Act of 1940, as amended or the ICC Termination Act of 1995, as amended. The issuance of the Bonds is exempt from regulation under Section 204 of the Federal Power Act, as amended.
Section 5.18.    Bonds to Rank Pari Passu. The Bonds will be upon issuance direct and secured obligations of the Company ranking pari passu as against the assets of the Company with all other present and future First Mortgage Bonds of the Company issued and outstanding under the Indenture.
Section 5.19.    Lien Recordation. The Indenture, as supplemented by the Second Supplemental Indenture (or financing statements or similar notices thereof to the extent permitted or required by applicable law), has been or will be before Closing filed for record or recorded in all public offices wherein such filing or recordation is necessary to perfect the Liens and security interest granted thereby in the collateral therein described as against creditors of and purchasers from the Company, and the Indenture creates a valid and perfected first Lien and security interest in the collateral described therein effective as against creditors of and purchasers from the Company, subject only to encumbrances expressly permitted by the terms of the Indenture.
Section 5.20.    Environmental MattersSection 5.20.    Environmental Matters. (a) The Company has no knowledge of any claim and has not received any notice of any claim, and no proceeding has been instituted raising any claim against the Company or any of its real properties now or formerly owned, leased or operated by it or other assets of the Company, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as would not reasonably be expected to result in a Material Adverse Effect.
(b)    The Company has no knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by it or to other assets of the Company or their use, except, in each case, such as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
(c)    The Company has not stored any Hazardous Materials on real properties now or formerly owned, leased or operated by it or disposed of any Hazardous Materials in a manner contrary to any Environmental Laws, in each case in any manner that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
(d)    All buildings on all real properties now owned, leased or operated by the Company are in compliance with applicable Environmental Laws, except where failure to comply would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 6.	Representations of the Purchasers.
Section 6.1.    Purchase for Investment. Each Purchaser severally represents that it is an Institutional Accredited Investor and is purchasing the Bonds for its own account or for one or more separate accounts maintained by such Purchaser or for the account of one or more pension or trust funds, in either case over which such Purchaser exercises sole investment discretion, and not with a view to the distribution thereof; provided that the disposition of such Purchaser or its property shall at all times be within such Purchaser’s control. Each Purchaser understands that the Bonds have not been registered under the Securities Act and agrees that the Bonds may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, and in compliance with applicable state securities laws, and that the Company is not required to register the Bonds.

Section 6.2.    Source of Funds. Each Purchaser severally represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Bonds to be purchased by such Purchaser hereunder:
(a)    the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95‑60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the National Association of Insurance Commissioners (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95‑60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or
(b)    the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or
(c)    the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90‑1 or (ii) a bank collective investment fund, within the meaning of the PTE 91‑38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or
(d)    the Source constitutes assets of an “investment fund” (within the meaning of Part VI of PTE 84‑14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part VI of the QPAM Exemption), no employee benefit plan’s assets that are managed by the QPAM in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, represent more than 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM maintains an ownership interest in the Company that would cause the QPAM and the Company to be “related” within the meaning of Part VI(h) of the QPAM

Exemption and (i) the identity of such QPAM and (ii) the names of any employee benefit plans whose assets in the investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization, represent 10% or more of the assets of such investment fund, have been disclosed to the Company in writing pursuant to this clause (d); or
(e)    the Source constitutes assets of a “plan(s)” (within the meaning of Part IV(h) of PTE 96‑23 (the “INHAM Exemption”)) managed by an “in‑house asset manager” or “INHAM” (within the meaning of Part IV of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Part IV(d)(3) of the INHAM Exemption) owns a 5% or more interest in the Company and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (e); or
(f)    the Source is a governmental plan; or
(g)    the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (g); or
(h)    the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.
As used in this Section 6.2, the terms “employee benefit plan”, “governmental plan” and “separate account” shall have the respective meanings assigned to such terms in Section 3 of ERISA.

Section 7.	Information as to the Company.
Section 7.1.    Financial and Business Information. The Company shall deliver to each Purchaser prior to the Closing and, thereafter, to each Holder of Bonds that is an Institutional Investor:
(a)    Quarterly Statements - within 75 days after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), a copy of
(i)    an unaudited consolidated balance sheet of the Company and its Subsidiaries as of the end of such quarter, and

(ii)    unaudited consolidated statements of income and cash flows of the Company and its Subsidiaries for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally (except for the absence of footnotes and subject to normal, recurring, year‑end adjustments), and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year‑end adjustments;
(b)    Annual Statements - within 120 days after the end of each fiscal year of the Company, a copy of
(i)    a consolidated balance sheet of the Company and its Subsidiaries, as of the end of such year, and
(ii)    consolidated statements of income, statements of common stockholder’s equity and cash flows of the Company and its Subsidiaries, for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by:
(1)    an opinion thereon of independent public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States), and that such audit provides a reasonable basis for such opinion in the circumstances; and
(2)    a certificate of such accountants stating that they have reviewed this Agreement and the Indenture and stating further whether, in making their audit, they have become aware of any condition or event that then constitutes a Default or an Event of Default, and, if they are aware that any such condition or event then exists, specifying the nature and period of the existence thereof (it being understood that such accountants shall not be liable, directly or indirectly, for any failure to obtain knowledge of any Default or Event of Default unless such accountants should have obtained knowledge thereof in making an audit in accordance with generally accepted auditing standards or did not make such an audit).

(c)    SEC and Other Reports - if the Company becomes a reporting company under the Exchange Act, then and in such event, promptly upon their becoming available, one copy of (i) each financial statement, report, circular, notice or proxy statement or similar document sent by the Company or any Subsidiary to its principal lending banks, (excluding information sent to such principal bank lenders in the ordinary course of administration of a bank facility, such as information relating to pricing and borrowing availability) or to its public securities holders generally, and (ii) each regular or periodic report, each registration statement that shall have become effective (without exhibits except as expressly requested by such Holder), and each final prospectus and all amendments thereto filed by the Company or any Subsidiary with the SEC and of all press releases and other statements made available generally by the Company or any Subsidiary to the public concerning developments that are Material; provided that the Company is not required to provide any document pursuant to Sections 7.1(a), 7.1(b) or this Section 7.1(c) to the extent such document is available on EDGAR and provided further that the Company shall provide notice to the Holders of the posting of any such filings to EDGAR;
(d)    Notice of Default or Event of Default - promptly, and in any event within five days after a Responsible Officer becoming aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed Default under the Indenture, a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;
(e)    ERISA Matters - promptly, and in any event within twenty days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect thereto:
(i)    with respect to any Plan, any reportable event, as defined in Section 4043(c) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof, but only to the extent that such reportable event would reasonably be expected to have a Material Adverse Effect; or
(ii)    the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan, but only to the extent that such action would reasonably be expected to result in a Material Adverse Effect; or
(iii)    any event, transaction or condition that could result in the incurrence of any liability by the Company or any ERISA Affiliate pursuant to

Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, would reasonably be expected to have a Material Adverse Effect;
(f)    Certain Notices Under the Indenture - true, correct and complete copies of any notices delivered by the Company directly to any Holder of First Mortgage Bonds pursuant to the terms and provisions of the Indenture;
(g)    Notices from Governmental Authority - promptly, and in any event within 30 days of receipt thereof, copies of any notice to the Company or any Subsidiary from any federal or state Governmental Authority relating to any order, ruling, statute or other law or regulation that would reasonably be expected to have a Material Adverse Effect; and
(h)    Requested Information - with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or any of its Subsidiaries or relating to the ability of the Company to perform its obligations hereunder and under the Bonds and the Indenture as from time to time may be reasonably requested by any such Holder of Bonds, including, without limitation, such information as is required by SEC Rule 144A under the Securities Act to be delivered to any prospective transferee of the Bonds.
Section 7.2.    Officer’s Certificate. Each set of financial statements delivered to a Holder of Bonds pursuant to Section 7.1(a) or Section 7.1(b) hereof shall be accompanied by a certificate of a Senior Financial Officer setting forth:
(a)    Covenant Compliance - the information (including detailed calculations) required in order to establish whether the Company was in compliance with the requirements of Sections 8.04 and 8.13 of the Indenture relating to secured and Subsidiary Indebtedness, during the quarterly or annual period covered by the statements then being furnished (including with respect to such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Section, and the calculation of the amount, ratio or percentage then in existence); and
    (b)    Event of Default - a statement that such Senior Financial Officer has reviewed the relevant terms hereof and of the Indenture and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including, without limitation, any such event or condition resulting from the failure of the Company or any Subsidiary to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto;
and to which shall be attached for information purposes only calculations of (i) the Net Amount of Property Additions and Additions Credits (as defined in the Indenture) as at the last day of the fiscal quarter to which the certificate of such Senior Financial Officer relates and (ii) the aggregate amount of additional First Mortgage Bonds which could be issued by the Company pursuant to Section 5.01 of the Indenture on such date.
Section 7.3.    Visitation. The Company shall permit the representatives of each Holder of Bonds that is an Institutional Investor:
(a)    No Default - if no Default or Event of Default then exists, at the expense of such Holder and upon reasonable prior notice to the Company, to visit the principal executive office of the Company, to discuss the affairs, finances and accounts of the Company with the Company’s Senior Financial Officers, and (with the prior written consent of the Company, which consent will not be unreasonably withheld) its independent public accountants, and (with the prior written consent of the Company, which consent will not be unreasonably withheld) to visit the other offices and properties of the Company, all at such reasonable times and as often during business hours as may be reasonably requested in writing; and
(b)    Default - if a Default or Event of Default then exists, to visit the principal executive office of the Company, to examine all of its books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss its affairs, finances and accounts with the Senior Financial Officers of the Company and its independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company), all at such times during business hours and as often as may reasonably be requested in writing. The Company will reimburse any Holder that is an Institutional Investor for any reasonable out‑of‑pocket expenses which it may incur pursuant to this Section 7.3(b) within thirty days of being presented with appropriate documentation with respect thereto.

Section 8.	[Intentionally Omitted].

Section 9.	Payments on Bonds.
So long as each Purchaser or its nominee shall be the Holder of any Bond, and notwithstanding anything contained in the Indenture or in such Bond to the contrary, the Company will pay, or will cause the Indenture Trustee to pay, all sums becoming due on such Bond for principal, Make‑Whole Amount, if any, and interest by the method and at the address specified for such purpose below such Purchaser’s name in Schedule A, or by such other method or at such other address as such Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Bond or the making of any notation thereon, except that upon written request of the Indenture Trustee, in its capacity as the Bond Registrar under the Indenture (the “Bond Registrar”) made concurrently with or reasonably promptly after payment or prepayment in full of any Bond, such Purchaser shall surrender such Bond for cancellation, reasonably promptly after any such request, to the Bond Registrar at its principal executive office or at the place of payment designated for the Bonds in Section 1.1 of the Second Supplemental Indenture. Prior to any sale or other disposition of any Bond held by a Purchaser or its nominee such Purchaser will surrender such Bond to the Bond Registrar in exchange for a new Bond or Bonds pursuant to Section 3.07 of the Restated Indenture. The Bond Registrar will afford the benefits of this Section 9 to any Holder that is an Institutional Investor that is the direct or indirect transferee of any Bond purchased by such Purchaser under this Agreement and that has made the same agreement relating to such Bond as such Purchaser has made in this Section 9.

Section 10.	Expenses, Etc.
Section 10.1.    Transaction Expenses. Whether or not the transactions contemplated hereby are consummated, the Company will pay all reasonable costs and expenses (including attorneys’ fees of Purchasers’ special counsel Chapman and Cutler LLP) incurred by each Purchaser or Holder of a Bond in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement, the Bonds or the Indenture (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement, the Bonds or the Indenture or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement, the Bonds or the Indenture, or by reason of being a Holder of any Bond, and (b) the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work‑out or restructuring of the transactions contemplated hereby and by the Bonds and the Indenture. The Company will pay, and will save each Purchaser and each other Holder of a Bond harmless from, all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those, if any, retained by a Purchaser or other Holder in connection with its purchase of the Bonds).
Section 10.2.    Survival. The obligations of the Company under this Section 10 will survive the payment or transfer of any Bond, the enforcement, amendment or waiver of any provision of this Agreement, the Bonds or the Indenture, and the termination of this Agreement.

Section 11.	Survival of Representations and Warranties; Entire Agreement.
All representations and warranties contained herein shall survive the execution and delivery of this Agreement, the Bonds and the Indenture, the purchase or transfer by a Purchaser of any Bond or portion thereof or interest therein and the payment of any Bond, and may be relied upon by any subsequent Holder of a Bond, regardless of any investigation made at any time by or on behalf of each Purchaser or any other Holder of a Bond. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement or the Indenture shall be deemed representations and warranties of the Company under this Agreement. Subject to the preceding sentence, this Agreement, the Bonds and the Indenture embody the entire agreement and understanding between each Purchaser and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

Section 12.	Amendment and Waiver.
Section 12.1.    Requirements. This Agreement and, in addition to, and not in limitation of, any requirements in the Indenture, the Bonds may be amended, and the observance of any term hereof or of the Bonds may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and the Required Holders, except that (a) no amendment or waiver of any of the provisions of Section 1, 2, 3, 4, 5, 6 or 16 hereof, or any defined term (as it is used therein), will be effective as to any Purchaser unless consented to by such Purchaser in writing, and (b) no such amendment or waiver may, without the written consent of the Holder of each Bond at the time outstanding affected thereby, (i) change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of interest or of the Make‑Whole Amount on, the Bonds, (ii) change the percentage of the principal amount of the Bonds the Holders of which are required to consent to any such amendment or waiver, or (iii) amend any of this Section 12 or Section 15. As used herein and in the Bonds, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.
The Indenture may be amended or supplemented in accordance with Article XII of the Restated Indenture. The Second Supplemental Indenture may be amended, and the observance of any term thereof may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and the Required Holders of the Bonds issued and outstanding pursuant to such Second Supplemental Indenture.
Section 12.2.    Solicitation of Holders of Bonds.
(a)    Solicitation. The Company will provide each Holder of the Bonds (irrespective of the amount of Bonds then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such Holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Bonds, the Indenture or the Second Supplemental Indenture. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 12 to each Holder of outstanding Bonds promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite Holders of Bonds.
(b)    Payment. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security, or provide other credit support, to any Holder of Bonds as consideration for or as an inducement to the entering into by any Holder of Bonds of any waiver or amendment of any of the terms and provisions hereof or of the Bonds or the Second Supplemental Indenture unless such remuneration is concurrently paid, or security is concurrently granted, or other credit support concurrently provided, on the same terms, ratably to each Holder of Bonds then outstanding even if such Holder did not consent to such waiver or amendment.
Section 12.3.    Binding Effect, Etc. Any amendment or waiver consented to as provided in this Section 12 applies equally to all Holders of Bonds and is binding upon them and upon each future Holder of any Bond and upon the Company without regard to whether such Bond has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and the Holder of any Bond nor any delay in exercising any rights hereunder or under any Bond or under the Indenture shall operate as a waiver of any rights of any Holder of such Bond. As used herein, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.
Section 12.4.    Bonds Held by Company, Etc. Solely for the purpose of determining whether the Holders of the requisite percentage of the aggregate principal amount of Bonds then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or the Bonds or the Indenture, or have directed the taking of any action provided herein or in the Bonds or in the Indenture to be taken upon the direction of the Holders of a specified percentage of the aggregate principal amount of Bonds then outstanding, Bonds directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.

Section 13.	Notices.
All notices and communications provided for hereunder shall be in writing and sent (a) by telefacsimile if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by a recognized commercial delivery service (with charges prepaid). Any such notice must be sent:
(i)    if to a Purchaser or its nominee, to such Purchaser at the address specified for such communications in Schedule A hereto, or at such other address as such Purchaser or it shall have specified to the Company in writing,
(ii)    if to any other Holder of any Bond, to such Holder at such address as such other Holder shall have specified to the Company in writing,
(iii)    if to the Company, to the Company at its address set forth at the beginning hereof to the attention of the President or at such other address as the Company shall have specified to the Holder of each Bond in writing, or

(iv)    if to the Indenture Trustee, to the Indenture Trustee at Wells Fargo Bank, National Association, 750 N. Saint Paul Place, Suite 1750, Dallas, Texas 75201, Attention: Corporate, Municipal and Escrow or at such other address as the Indenture Trustee shall have specified to the Holder of each Bond in writing.
Notices under this Section 13 will be deemed given only when actually received.

Section 14.	Reproduction of Documents.
This Agreement, the Indenture and the Second Supplemental Indenture and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by a Purchaser at the Closing (except the Bonds themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to each Purchaser, may be reproduced by such Purchaser by any photographic, photostatic, electronic, digital or other similar process and such Purchaser may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by you in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 14 shall not prohibit the Company or any other Holder of Bonds from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

Section 15.	Confidential Information.
For the purposes of this Section 15, “Confidential Information” means information delivered to a Purchaser by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement or the Indenture that is proprietary or confidential information of the Company or such Subsidiary; provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or any Person acting on such Purchaser’s behalf, (c) otherwise becomes known to such Purchaser other than through disclosure by the Company or any Subsidiary (provided that the source of such information was not known by such Purchaser to be bound by an obligation of confidentiality to the Company or any of its Affiliates regarding such information) or (d) constitutes financial statements delivered to such Purchaser under Section 7.1 that are otherwise publicly available. Each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser; provided that such Purchaser may deliver or disclose Confidential Information to (i) its directors, trustees, officers, employees, agents, attorneys and affiliates who have agreed to be bound by the provisions of this Section 15 (to the extent such disclosure reasonably relates to the administration of the investment represented by its Bonds), (ii) its financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 15, (iii) any other Holder of any Bond who has agreed to be bound by the provisions of this Section 15, (iv) any Institutional Investor to which such Purchaser sells or offers to sell such Bond or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 15), (v) any Person from which such Purchaser offers to purchase any security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 15), (vi) any federal or state regulatory authority having jurisdiction over such Purchaser, (vii) the NAIC or the SVO or, in each case, or any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser’s investment portfolio, including such Confidential Information, or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (x) to effect compliance with any law, rule, regulation or order applicable to such Purchaser, (y) in response to any subpoena or other legal process, including in connection with any litigation to which such Purchaser is a party or (z) if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under its Bonds and this Agreement. Each Purchaser will not, and will cause each of its Affiliates not to, use any Confidential Information in connection with purchases or sales of, or trading in, any securities of the Company or its Affiliates in violation of law. Each Purchaser hereby acknowledges that it is aware of its responsibilities under United States federal and state securities laws regarding trading in securities while in possession of material non‑public information obtained from or on behalf of the issuer thereof and with respect to providing such information to other persons who may purchase or sell securities of such issuer. Each Holder of a Bond, by its acceptance of a Bond, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 15 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any Holder of a Bond of information required to be delivered to such Holder under this Agreement or requested by such Holder (other than a Holder that is a party to this Agreement or its nominee), such Holder will enter into an agreement with the Company embodying the provisions of this Section 15.

Section 16.	Substitution of Purchaser.
Each Purchaser shall have the right to substitute any one of its Affiliates as the purchaser of the Bonds that such Purchaser agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both such Purchaser and such Affiliate, shall contain such Affiliate’s agreement to be bound by this Agreement and shall contain a confirmation by such Affiliate of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, wherever the word “Purchaser” is used in this Agreement (other than in this Section 16), such word shall be deemed to refer to such Affiliate in lieu of such Purchaser. In the event that such Affiliate is so substituted as a purchaser hereunder and such Affiliate thereafter transfers to such Purchaser all of the Bonds then held by such Affiliate, upon receipt by the Company of notice of such transfer, wherever the word “Purchaser” is used in this Agreement (other than in this Section 16), such word shall no longer be deemed to refer to such

Affiliate, but shall refer to such Purchaser, and such Purchaser shall have all the rights of an original Holder of the Bonds under this Agreement.

Section 17.	Miscellaneous.
Section 17.1.    Successors and Assigns. All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent Holder of a Bond) whether so expressed or not.
Section 17.2.    Payments Due on Non‑Business Days. Anything in this Agreement or the Bonds to the contrary notwithstanding, any payment of principal of or Make‑Whole Amount or interest on any Bond that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; provided that if the maturity date of any Bond is a date other than a Business Day, the payment otherwise due on such maturity date shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.
Section 17.3.    Accounting TermsSection 17.3.    Accounting Terms. All accounting terms used herein, which are not expressly defined in this Agreement, have the meanings respectively given to them in accordance with GAAP. Except as otherwise specifically provided herein, (a) all computations made pursuant to this Agreement shall be made in accordance with GAAP, and (b) all financial statements shall be prepared in accordance with GAAP.
Section 17.4.    Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.
Section 17.5.    Construction, Etc. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.
For the avoidance of doubt, all Schedules and Exhibits attached to this Agreement shall be deemed to be a part hereof.
Section 17.6.    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.
Section 17.7.    Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York, excluding choice‑of‑law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.
Section 17.8.    Jurisdiction and Process; Waiver of Jury TrialSection 17.8.    Jurisdiction and Process; Waiver of Jury Trial. (a) The Company irrevocably submits to the non‑exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement or the Bonds. To the fullest extent permitted by applicable law, the Company irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.
(b)    The Company consents to process being served by or on behalf of any Holder of Bonds in any suit, action or proceeding of the nature referred to in Section 17.8(a) by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, return receipt requested, to it at its address specified in Section 13 or at such other address of which such Holder shall then have been notified pursuant to said Section. The Company agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.
(c)    Nothing in this Section 17.8 shall affect the right of any Holder of a Bond to serve process in any manner permitted by law, or limit any right that the Holders of any of the Bonds may have to bring proceedings against the Company in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.
(d)    The parties hereto hereby waive trial by jury in any action brought on or with respect to this Agreement, the Bonds or any other document executed in connection herewith or therewith.
*     *     *     *     *

If you are in agreement with the foregoing, please sign the form of agreement on the accompanying counterpart of this Agreement and return it to the Company, whereupon the foregoing shall become a binding agreement between you and the Company.

Very truly yours,

Cheyenne Light, Fuel and Power Company

By /s/ Brian G. Iverson
Name: Brian G. Iverson
Title: Vice President-Treasurer

This Agreement is hereby accepted and agreed to as of the date thereof.

New York Life Insurance Company

By: /s/ Meaghan Black
Name: Meaghan Black
Title: Corporate Vice President

New York Life Insurance and Annuity Corporation

By:	NYL Investors LLC, its Investment Manager

By /s/ Meaghan Black
Name: Meaghan Black
Title: Senior Director

This Agreement is hereby accepted and agreed to as of the date thereof.

Teachers Insurance and Annuity Association of America

By: /s/ Matthew W. Smith
Name: Matthew W. Smith
Title: Director

This Agreement is hereby accepted and agreed to as of the date thereof.

John Hancock Life Insurance Company (U.S.A.)
John Hancock Life Insurance Company of New York
John Hancock Life & Health Insurance Company

By: /s/ Pradeep Killamsetty
Name: Pradeep Killamsetty
Title: Managing Direcotr

This Agreement is hereby accepted and agreed to as of the date thereof.

Mutual of Omaha Insurance Company

By /s/ Justin P. Kavan
Name: Justin P. Kavan
Title: Vice President

United of Omaha Life Insurance Company

By /s/ Justin P. Kavan
Name: Justin P. Kavan
Title: Vice President

This Agreement is hereby accepted and agreed to as of the date thereof.

American Equity Investment Life Insurance Company

By /s/ Jeffrey A. Fossell
Name: Jeffrey A. Fossell
Title: Authorized Signatory

Cheyenne Light, Fuel and Power Company
108 West 18th Street
Cheyenne, Wyoming 82001
4.53% Series 2014 First Mortgage Bonds due October 20, 2044

Information Relating to Purchasers

Name and Address of Purchaser	Principal Amount of Bonds to be Purchased
New York Life Insurance Company c/o NYL Investors LLC 51 Madison Avenue 2nd Floor, Room 208 New York, New York 10010-1603 Attention: Private Capital Investors, 2nd Floor Fax Number: (908) 840-3385	$14,300,000

[Payment, notice and delivery instructions intentionally omitted]

Name and Address of Purchaser	Principal Amount of Bonds to be Purchased
New York Life Insurance and Annuity Corporation c/o NYL Investors LLC 51 Madison Avenue 2nd Floor, Room 208 New York, New York 10010-1603 Attention: Private Capital Investors, 2nd Floor Fax Number: (908) 840-3385	$7,700,000

[Payment, notice and delivery instructions intentionally omitted]

Name and Address of Purchaser	Principal Amount of Bonds to be Purchased
Teachers Insurance and Annuity Association of America 8500 Andrew Carnegie Boulevard Charlotte, North Carolina 28262	$22,000,000

[Payment, notice and delivery instructions intentionally omitted]

Name and Address of Purchaser	Principal Amount of Bonds to be Purchased
John Hancock Life Insurance Company (U.S.A.) c/o John Hancock Financial Services 197 Clarendon Street Boston, Massachusetts 02116 Attn: Investment Law, C-3 Fax: (617) 572-9269	$14,000,000

[Payment, notice and delivery instructions intentionally omitted]

Name and Address of Purchaser	Principal Amount of Bonds to be Purchased
John Hancock Life & Health Insurance Company c/o John Hancock Financial Services 197 Clarendon Street Boston, Massachusetts 02116 Attn: Investment Law, C-3 Fax: (617) 572-9269	$2,000,000

[Payment, notice and delivery instructions intentionally omitted]

Name and Address of Purchaser	Principal Amount of Bonds to be Purchased
John Hancock Life Insurance Company of New York c/o John Hancock Financial Services 197 Clarendon Street Boston, Massachusetts 02116 Attn: Investment Law, C-3 Fax: (617) 572-9269	$2,000,000

[Payment, notice and delivery instructions intentionally omitted]

Name and Address of Purchaser	Principal Amount of Bonds to be Purchased
Mutual of Omaha Insurance Company Mutual of Omaha Plaza Omaha, NE 68175-1011 Attention: 4-Investment Management Email: privateplacements@mutualofomaha.com	$4,000,000

[Payment, notice and delivery instructions intentionally omitted]

Name and Address of Purchaser	Principal Amount of Bonds to be Purchased
United of Omaha Life Insurance Company Mutual of Omaha Plaza Omaha, NE 68175-1011 Attention: 4-Investment Management Email: privateplacements@mutualofomaha.com	$4,000,000

[Payment, notice and delivery instructions intentionally omitted]

Name and Address of Purchaser	Principal Amount of Bonds to be Purchased
American Equity Investment Life Insurance Company 6000 Westown Parkway West Des Moines, IA 50266 Attention: Investment Department - Private Placements Phone: 888-221-1234 Fax: 515-221-0329 PrivatePlacements@american-equity.com	$5,000,000

[Payment, notice and delivery instructions intentionally omitted]

Defined Terms
As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:
“Affiliate” means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, and with respect to the Company, shall include any Person beneficially owning or holding, directly or indirectly, 10% or more of any class of voting or equity interests of the Company or any Subsidiary or any Person of which the Company and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 10% or more of any class of voting or equity interests. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company.
“Anti‑Corruption Laws” is defined in Section 5.16.
“Anti‑Money Laundering Laws” is defined in Section 5.16.
“Blocked Person” is defined in Section 5.16.
“Bond Register” shall have the meaning assigned thereto in the Indenture.
“Bond Registrar” is defined in Section 9.
“Bond” is defined in Section 1.
“Business Day”, when used with respect to a place of payment or any other particular location specified in the Bonds or this Agreement, means any day, other than a Saturday or Sunday, which is not a day on which commercial banks in New York, New York or Cheyenne, Wyoming are required or authorized to be closed.
“Capital Lease” means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.
“CISADA” is defined in Section 5.16.
“Closing” is defined in Section 3.
“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Company” means the Person named as the “Company” in the first paragraph of this Agreement until a successor Person shall have become such pursuant to the applicable provisions of the Indenture, and thereafter “Company” shall mean such successor Person.
“Confidential Information” is defined in Section 15.
“Controlled Entity” means (i) any of the Subsidiaries of the Company and any of their or the Company’s respective Controlled Affiliates and (ii) if the Company has a parent company, such parent company and its Controlled Affiliates. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default under the Indenture.
“Disclosure Documents” is defined in Section 5.3.
“EDGAR” means the SEC’s Electronic Data Gathering, Analysis and Retrieval System or any successor SEC electronic filing system for such purposes.
“Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to Hazardous Materials.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under Section 414 of the Code.
“Event of Default” shall have the meaning assigned thereto in the Indenture.
“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.
“Execution Date” is defined in Section 3.
“First Mortgage Bonds” means all first mortgage notes, bonds and other obligations for the payment of money issued and outstanding from time to time under and pursuant to the Indenture.
“First Supplemental Indenture” is defined in Section 2.2.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America, as applied to businesses regulated by the Federal Energy Regulatory Commission.
“Governmental Authority” means
(a)    the government of
(i)    the United States of America or any State, municipality or other political subdivision thereof, or
(ii)    any other jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary, or
(b)    any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government, including without limitation any federal, state or municipal commission, board or other administrative agency or any other public authority.
“Governmental Official” means any governmental official or employee, employee of any government‑owned or government‑controlled entity, political party, any official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity.
“Guaranty” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any Indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:
(a)    to purchase such Indebtedness or obligation or any property constituting security therefor;
(b)    to advance or supply funds (i) for the purchase or payment of such Indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such Indebtedness or obligation;
(c)    to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such Indebtedness or obligation of the ability of any other Person to make payment of the Indebtedness or obligation; or
(d)    otherwise to assure the owner of such Indebtedness or obligation against loss in respect thereof.

In any computation of the Indebtedness or other liabilities of the obligor under any Guaranty, the Indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.
“Hazardous Materials” means any and all pollutants, toxic or hazardous wastes or any other substances that might pose a hazard to health or safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage, or filtration of which is or shall be restricted, prohibited or penalized by any applicable law (including, but not limited to, asbestos, urea formaldehyde foam insulation and polychlorinated biphenyls, petroleum, petroleum products, lead based paint, radon gas or similar restricted, prohibited or penalized substances).
“Holder” means a Person in whose name a Bond is registered in the Bond Register.
“Indebtedness” with respect to any Person means, at any time, without duplication,
(a)    its liabilities for borrowed money;
(b)    its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);
(c)    all liabilities appearing on its balance sheet in accordance with GAAP in respect of Capital Leases;
(d)    all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities);
(e)    all its liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money);
(f)    any Guaranty of such Person with respect to liabilities of a type described in any of clauses (a) through (e) hereof.
Indebtedness of any Person shall include all obligations of such Person of the character described in clauses (a) through (f) to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP.
“Indenture” is defined in Section 2.2.
“Indenture Trustee” is defined in Section 2.2.

“Institutional Accredited Investor” means an “accredited investor” as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act.
“Institutional Investor” means (a) any original purchaser of a Bond, (b) any Holder of a Bond holding (together with one or more of its affiliates) more than 5% of the aggregate principal amount of the Bonds then outstanding, (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form, and (d) any Related Fund of any Holder of any Bond.
“Lien” means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).
“Make‑Whole Amount” shall have the meaning assigned thereto in the Second Supplemental Indenture.
“Material” means material in relation to the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole.
“Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole, or (b) the ability of the Company to perform its obligations under this Agreement, the Bonds and the Indenture, or (c) the validity or enforceability of this Agreement, the Bonds or the Indenture.
“Memorandum” is defined in Section 5.3.
“Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in Section 4001(a)(3) of ERISA).
“NAIC” means the National Association of Insurance Commissioners or any successor thereto.
“Net Amount of Property Additions” shall have the meaning assigned thereto in the Indenture.
“OFAC” is defined in Section 5.16.
“OFAC Listed Person” is defined in Section 5.16.
“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.

“Overdue Rate” means that rate of interest per annum that is the greater of (a) 2% above the rate of interest stated in clause (a) of the first paragraph of the Bonds or (b) 2% over the rate of interest publicly announced by Wells Fargo Bank, National Association as its “base” or “prime” rate.
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.
“Permitted Encumbrances” shall have the meaning assigned thereto in the Indenture.
“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, business entity or any Governmental Authority.
“Plan” means an “employee benefit plan” (as defined in Section 3(3) of ERISA) subject to Title I of ERISA that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.
“property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.
“PTE” means a Prohibited Transaction Exemption issued by the Department of Labor.
“Purchaser” is defined in the first paragraph of this Agreement.
“QPAM Exemption” is defined in Section 6.2.
“Related Fund” means, with respect to any Holder of any Bond, any fund or entity that (a) invests in Securities or bank loans, and (b) is advised or managed by such Holder, the same investment advisor as such Holder or by an affiliate of such Holder or such investment advisor.
“Required Holders” means, at any time, the Holders of at least 51% in principal amount of the Bonds at the time outstanding (exclusive of Bonds then owned by the Company or any of its Affiliates).
“Responsible Officer” means any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this Agreement.
“Restated Indenture” is defined in Section 2.2.
“SEC” shall mean the Securities and Exchange Commission of the United States, or any successor thereto.
“Second Supplemental Indenture” is defined in Section 2.2.

“Securities” or “Security” shall have the meaning specified in Section 2(1) of the Securities Act.
“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.
“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Company.
“Subsidiary” means, as to any Person, any other Person in which such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such second Person, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries (unless such partnership or joint venture can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company.
“Supplemental Indenture” means any indenture supplemental to the Indenture duly authorized in the manner therein provided.
“SVO” means the Securities Valuation Office of the NAIC or any successor to such Office.
“U.S. Economic Sanctions” is defined in Section 5.16.
“USA PATRIOT Act” means United States Public Law 107‑56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

Change in Corporate Structure

The Company intends to consummate the transaction contemplated by the Purchase and Sale Agreement dated January 8, 2014 between MGTC, Inc. and the Company, pursuant to which, among other things, the Company will purchase the assets of MGTC, Inc. for approximately $6 million.

Disclosure Documents

1.	Private Placement Investor Presentation dated June 2014

2.	Letter to investors dated June 3, 2014

Financial Statements

1.	Unaudited financial statements as of and for the quarters ended March 31, 2014 and 2013

2.	Audited financial statements as of and for the years ended December 31, 2013 and 2012

3.	Audited financial statements as of and for the years ended December 31, 2012 and 2011

4.	Audited financial statements as of and for the years ended December 31, 2011 and 2010

5.	Audited financial statements as of and for the years ended December 31, 2010 and 2009

Existing Indebtedness

Section 5.15(a)

1.	First Mortgage Bonds, 6.67% Due 2037
Principal Balance outstanding: $110,000,000
Payable to Wells Fargo, Trustee, on behalf of Hartford Life Insurance, Metropolitan Life Insurance, Thrivent Financial for Lutherans
Collateral: All property subject to the lien of the Restated Indenture dated November 20, 2007

2.	First Mortgage Bonds, Series 2009A Due 2027
Principal Balance outstanding: $10,000,000
Payable to Laramie County, WY
Collateral: All property subject to the lien of the Restated Indenture dated November 20, 2007 and letter of credit per the loan agreement dated September 3, 2009

3.	First Mortgage Bonds, Series 2009B Due 2021
Principal Balance outstanding: $7,000,000
Payable to Laramie County, WY
Collateral: All property subject to the lien of the Restated Indenture dated November 20, 2007 and letter of credit per the loan agreement dated September 3, 2009

4.	Wells Fargo Bank, N.A. Standby Letter of Credit
Amount: $17,268,273.97
Beneficiary: U.S. Bank National Association
Security for Series 2009A and 2009B First Mortgage Bonds

5.	Intercompany Notes Payable to Utility Money Pool
Amount outstanding as of May 31, 2014: $83,947,162.69 (amount may vary as of Execution Date and be more or less)
Collateral: None

Section 5.15(c)

1.
Restrictions contained in Sections 4.02 and 8.13 of the Restated and Amended Indenture of Mortgage and Deed of Trust as of November 20, 2007 between Cheyenne Light, Fuel and Power Company and Wells Fargo Bank, National Association

2.	According to the Reimbursement Agreement dated as of September 3, 2009 between Cheyenne Light, Fuel, and Power Company and Wells Fargo Bank, National Association, Section 6.19: Financial Covenants:
At all times maintain a Consolidated Capitalization Ratio of not more than .60:1.00

3.	According to the Black Hills Corporation Amended and Restated Credit Agreement dated as of May 29, 2014, Section 7.17: Recourse Leverage Ratio:
Black Hills Corporation will not permit the Recourse Leverage Ratio to exceed 0.65 to 1.00 at the end of any fiscal quarter.

4.	According to the Black Hills Corporation Credit Agreement dated as of June 21, 2013, Section 7.17: Recourse Leverage Ratio:
Black Hills Corporation will not permit the Recourse Leverage Ratio to exceed 0.65 to 1.00 at the end of any fiscal quarter.

[Form of Second Supplemental Indenture]
Cheyenne Light, Fuel and Power Company
(To be Attached)

[Form of Second Supplemental Indenture]

Cheyenne Light, Fuel and Power Company
to
Wells Fargo Bank, National Association
As Trustee
____________
Second Supplemental Indenture

Dated as of October 1, 2014
____________
4.53% Series 2014 First Mortgage Bonds due October 20, 2044
____________
Supplemental to Restated Indenture of Mortgage, Deed of Trust,
Security Agreement and Financing Statement
Dated as of November 20, 2007

THIS SECOND SUPPLEMENT TO RESTATED INDENTURE OF MORTGAGE, DEED OF TRUST, SECURITY AGREEMENT AND FINANCING STATEMENT SHALL CONSTITUTE A FINANCING STATEMENT UNDER THE WYOMING UNIFORM COMMERCIAL CODE (the “UCC”) TO BE FILED IN THE REAL ESTATE RECORDS, AND IS FILED AS A FIXTURE FILING UNDER THE UCC COVERING GOODS WHICH ARE, OR ARE TO BECOME, FIXTURES ON THE REAL PROPERTY DESCRIBED HEREIN.

Second Supplemental Indenture, dated as of October 1, 2014, between Cheyenne Light, Fuel and Power Company, a corporation organized and existing under the laws of the State of Wyoming (the “Company”), having its principal office at No. 108 West 18th Street, Cheyenne, Wyoming, and Wells Fargo Bank, National Association, a national banking association organized and existing under the laws of the United States of America and authorized to accept and execute trusts (the “Trustee”), having its principal office at 750 N. Saint Paul Place, Suite 1750, Dallas, Texas 75201, as successor Trustee under the Restated Indenture (as described and defined below),
Whereas, the Company has executed and delivered to The United States National Bank of Denver its Indenture of Mortgage and Deed of Trust dated March 1, 1948 (the “Original Indenture”), to secure the payment of the principal of and the interest and premium (if any) on all Bonds at any time issued and outstanding thereunder, and to declare the terms and conditions upon which Bonds are to be issued thereunder; and
Whereas, Bonds in the aggregate principal amount of One Million Three Hundred Fifty Thousand Dollars ($1,350,000) have heretofore been issued under and in accordance with the terms of the Original Indenture, as an initial series designated “First Mortgage Bonds, 3-1/4% Series Due 1978” (the “Bonds of the 1978 Series”), of which none are outstanding at the date hereof; and
Whereas, the Original Indenture provides that the Company and the Trustee may enter into indentures supplemental to the Original Indenture to convey, transfer and assign unto the Trustee and to subject to the lien of the Original Indenture additional properties, rights and franchises acquired by the Company, to provide for the creation of any series of Bonds, and to add to the covenants and agreements of the Company contained in the Original Indenture other covenants and agreements thereafter to be observed; and
Whereas, the Company has executed and delivered to The United States National Bank of Denver its First Supplemental Indenture, dated as of May 1, 1955 (hereinafter sometimes called the “First Original Supplemental Indenture”), for the purpose of creating a second series of Bonds designated “First Mortgage Bonds, 3-3/4% Series due 1985” (the “Bonds of the 1985 Series”), of adding to the covenants and agreements contained in the Original Indenture and of conveying certain additional property acquired by the Company after the execution and delivery of the Original Indenture; and
Whereas, Bonds of the 1985 Series in the aggregate principal amount of One Million Five Hundred Thousand Dollars ($1,500,000) have heretofore been issued under and in accordance with the terms of the First Original Supplemental Indenture, of which none are outstanding at the date hereof; and
Whereas, Denver United States National Bank was a national banking association resulting from the consolidation of The United States National Bank of Denver and The Denver National Bank, which consolidation became effective on December 31, 1958, and said Denver United States National Bank, by virtue thereof became, in accordance with the provisions of Section 15.04 of the

Original Indenture, the successor Trustee to The United States National Bank of Denver under the Original Indenture; and
Whereas, the Company has executed and delivered to Denver United States National Bank its Second Supplemental Indenture, dated as of April 1, 1960 (the “Second Original Supplemental Indenture”), for the purpose of creating a third series of Bonds designated “First Mortgage Bonds, 5-1/2% Series due 1990” (the “Bonds of the 1990 Series”), of adding to the covenants and agreements contained in the Original Indenture and of conveying certain additional property acquired by the Company after the execution and delivery of the Original Indenture; and
Whereas, Bonds of the 1990 Series in the aggregate principal amount of One Million Six Hundred Fifty Thousand Dollars ($1,650,000) have heretofore been issued under and in accordance with the terms of the Second Original Supplemental Indenture, of which none are outstanding at the date hereof; and
Whereas, Denver United States National Bank by name change effective August 31, 1970, became United Bank of Denver National Association, a national banking association, and said United Bank of Denver National Association, by virtue thereof became, in accordance with the provisions of Section 15.04 of the Original Indenture, the successor Trustee to Denver United States National Bank under the Original Indenture; and
Whereas, the Company has executed and delivered to United Bank of Denver National Association its Third Supplemental Indenture, dated as of April 1, 1973 (the “Third Original Supplemental Indenture”), for the purpose of creating a fourth series of Bonds designated “First Mortgage Bonds, 7-7/8% Series due 2003” (the “Bonds of the 2003 Series”), of adding to the covenants and agreements contained in the Original Indenture and of conveying certain additional property acquired by the Company after the execution and delivery of the Original Indenture; and
Whereas, Bonds of the 2003 Series in the aggregate principal amount of Four Million Dollars ($4,000,000) have heretofore been issued under and in accordance with the terms of the Third Original Supplemental Indenture, of which none are outstanding at the date hereof; and
Whereas, Laramie County, Wyoming (the “County”) and the Company entered into a Financing Agreement, dated as of September 1, 1991 (the “Financing Agreement”), pursuant to which the County issued $7,000,000 aggregate principal amount of its Industrial Development Revenue Bonds, 1991 Series A (Cheyenne Light, Fuel and Power Company Project) (the “1991 Revenue Bonds”), under the Indenture of Trust, dated as of September 1, 1991, between the County and Key Trust Company of the West, as trustee; and
Whereas, in consideration of the issuance by the County of the 1991 Revenue Bonds, the Company has executed and delivered to United Bank of Denver National Association its Fourth Supplemental Indenture, dated as of September 1, 1991 (the “Fourth Original Supplemental Indenture”), for the purpose of creating a fifth series of Bonds designated “First Mortgage Bonds, Industrial Development Revenue Bonds 1991 Series A” (the “1991 Series A Bonds”), issuing and delivering the 1991 Series A Bonds in accordance with the Financing Agreement, adding to the covenants and agreements contained in the Original Indenture and conveying certain additional property acquired by the Company after the execution and delivery of the Original Indenture; and
Whereas, Bonds of the 1991 Series A Bonds in the aggregate principal amount of Seven Million Dollars ($7,000,000) have heretofore been issued under and in accordance with the terms of the Fourth Original Supplemental Indenture, of which none are outstanding at the date hereof; and
Whereas, United Bank of Denver National Association merged with and into Norwest Bank Denver, National Association and Norwest Bank Denver, National Association survived the merger, and by virtue thereof became in accordance with the provisions of Section 15.04 of the Original Indenture, the successor trustee to United Bank of Denver National Association under the Original Indenture; and
Whereas, Norwest Bank Denver, National Association by name change effective January 1, 1994, became Norwest Bank Colorado, National Association, a national banking association, and said Norwest Bank Colorado, National Association, by virtue thereof became, in accordance with the provisions of Section 15.04 of the Original Indenture, the successor Trustee to Norwest Bank Denver, National Association under the Original Indenture; and
Whereas, the Company has executed and delivered to Norwest Bank Colorado, National Association its Fifth Supplemental Indenture, dated as of January 1, 1994 (the “Fifth Original Supplemental Indenture”), for the purpose of creating a sixth series of Bonds designated “First Mortgage Bonds, 7.50% Series due 2024” (the “Bonds of the 2024 Series”), of adding to the covenants and agreements contained in the Original Indenture and of conveying certain additional property acquired by the Company after the execution and delivery of the Original Indenture; and
Whereas, Bonds of the 2024 Series in the aggregate principal amount of Eight Million Dollars ($8,000,000) have heretofore been issued under and in accordance with the terms of the Fifth Original Supplemental Indenture, of which none are outstanding at the date hereof; and
Whereas, the County and the Company entered into a Loan Agreement, dated as of April 3, 1997 (the “Series 1997A Loan Agreement”), pursuant to which the County issued $10,000,000 aggregate principal amount of its Adjustable Rate Industrial Development Revenue Bonds (Cheyenne Light, Fuel and Power Company Project) Series 1997A (the “1997A Revenue Bonds”), under the Indenture of Trust, dated as of April 3, 1997, between the County and First Bank National Association doing business as Colorado National Bank, as trustee; and
Whereas, in consideration of the issuance by the County of the 1997A Revenue Bonds, the Company has executed and delivered to Norwest Bank Colorado, National Association its Sixth Supplemental Indenture, dated as of April 3, 1997 (the “Sixth Original Supplemental Indenture”), for the purpose of creating a seventh series of Bonds designated “First Mortgage Bonds, Adjustable Rate Industrial Development Revenue Bonds Series 1997A” (the “Series 1997A Bonds”), issuing and delivering the Series 1997A Bonds in accordance with the Series 1997A Loan Agreement, adding to the covenants and agreements contained in the Original Indenture and conveying certain additional property acquired by the Company after the execution and delivery of the Original Indenture; and
Whereas, Bonds of the Series 1997A Bonds in the aggregate principal amount of Ten Million Dollars ($10,000,000) have heretofore been issued under and in accordance with the terms of the Sixth Original Supplemental Indenture, of which none are outstanding at the date hereof; and
Whereas, the County and the Company entered into a Loan Agreement, dated as of June 5, 1997 (the “Series 1997B Loan Agreement”), pursuant to which the County issued $7,000,000 aggregate principal amount of its Adjustable Rate Industrial Development Revenue Refunding Bonds (Cheyenne Light, Fuel and Power Company Project) Series 1997B (the “1997B Revenue Bonds”) under the Trust Indenture dated as of June 5, 1997, between the County and First Bank National Association doing business as Colorado National Bank, as trustee; and
Whereas, in consideration of the issuance by the County of the 1997B Revenue Bonds and the disposition of the proceeds thereof, the Company has executed and delivered to Norwest Bank Colorado, National Association, its Seventh Supplemental Indenture, dated as of June 5, 1997 (the “Seventh Original Supplemental Indenture”), for the purpose of creating an eighth series of Bonds designated “First Mortgage Bonds, Adjustable Rate Industrial Development Revenue Bonds Series 1997B” (the “Series 1997B Bonds”), issuing and delivering the Series 1997B Bonds in accordance with the Series 1997B Loan Agreement and adding to the covenants and agreements contained in the Indenture; and
Whereas, Bonds of the Series 1997B Bonds in the aggregate principal amount of Seven Million Dollars ($7,000,000) have heretofore been issued under and in accordance with the terms of the Seventh Original Supplemental Indenture, of which none are outstanding at the date hereof; and
Whereas, Norwest Bank Colorado, National Association by name change effective May 19, 2000, became Wells Fargo Bank, National Association, as successor through consolidation to Wells Fargo Bank West, National Association, a national banking association, and said Wells Fargo Bank, National Association, by virtue thereof became, in accordance with the provisions of Section 15.04 of the Original Indenture, the successor trustee to Norwest Bank Colorado, National Association; and
Whereas the Company has executed and delivered to Wells Fargo Bank, National Association, as Trustee, its Eighth Supplemental Indenture, dated as of November 20, 2007 (the “Eighth Original Supplemental Indenture”), for the purposes of creating a ninth series of bonds under the Original Indenture and designated “Series 2007 First Mortgage Bonds, 6.67% due November 20, 2037” (the “Bonds of the Series 2007”), of adding to the covenants and agreements contained in the Original Indenture and of conveying certain additional property acquired by the Company after the execution and delivery of the Original Indenture; and
Whereas, Bonds of the Series 2007 in the aggregate principal amount of One Hundred Ten Million Dollars ($110,000,000) have heretofore been issued under and in accordance with the terms of the Eighth Original Supplemental Indenture, of which $110,000,000 are outstanding at the date hereof; and
Whereas the Bonds of the Series 2007 contained a consent provision providing that the Holders thereto and any successor Holders of such Bonds of the Series 2007 were deemed to have consented to the execution and adoption of a Ninth Supplemental Indenture dated as of November 20, 2007 (the “Ninth Original Supplemental Indenture”), which Ninth Original Supplemental Indenture amended and restated the Original Indenture, and which Ninth Original Supplemental Indenture has heretofore been executed and delivered in accordance with the terms of the Original Indenture; and
Whereas, the Original Indenture, as amended, restated and supplemented by the Ninth Original Supplemental Indenture is hereinafter referred to as the “Restated Indenture”; and
Whereas, the Company has executed and delivered to Wells Fargo Bank, National Association, as Trustee, its First Supplemental Indenture (to the Restated Indenture), dated as of September 3, 2009, (the “First Supplemental Indenture”) for the purposes of creating the first two series of first mortgage bonds under the Restated Indenture and designated the “Adjustable Rate Industrial Development Revenue Refunding Bonds Series 2009A” and the “Adjustable Rate Industrial Development Revenue Refunding Bonds Series 2009B” (collectively, the “Series 2009 Bonds”); and
Whereas, the Series 2009 Bonds in the aggregate principal amount of Ten Million Dollars ($10,000,000) and Seven Million Dollars ($7,000,000), respectively, have heretofore been issued under and in accordance with the terms of the First Supplemental Indenture, of which $17,000,000 are outstanding at the date hereof; and
Whereas, the Company has acquired, since the execution and delivery of the First Supplemental Indenture to the Restated Indenture, the additional property hereinafter described, and the Company desires that such additional property so acquired be specifically subjected to the lien of the Indenture; and
Whereas, the Company, in the exercise of the powers and authority conferred upon and reserved to it under the provisions of the Restated Indenture and pursuant to appropriate resolution of its Board of Directors, has duly resolved and determined to make, execute and deliver to the Trustee a Second Supplemental Indenture in the form hereof for the purpose of creating a new series of Bonds and pursuant to provisions of Sections 12.01 and 16.02 of the Restated Indenture to add to its covenants, agreements and events of default contained in the Restated Indenture, certain other covenants, agreements and events of default to be observed by it and to alter and amend in certain respects, the covenants and provisions contained in the Restated Indenture; and
Whereas, all conditions and requirements necessary to make this Second Supplemental Indenture a valid, binding and legal instrument have been done, performed and fulfilled and the execution and delivery hereof have been in all respects duly authorized; and

Whereas, the Restated Indenture, as amended, modified and supplemented by the First Supplemental Indenture thereto and this Second Supplemental Indenture is hereinafter referred to as the “Indenture”; and
Whereas, this Second Supplemental Indenture is to be filed in the real estate records of Laramie County, Wyoming, as a mortgage, and as a financing statement under the Wyoming Uniform Commercial Code (the “UCC”) as a fixture filing covering goods which are or are to become fixtures on the real property described on Schedule I attached hereto and made a part hereof and for purposes of the UCC, the Company is the debtor and the Trustee is the secured party. The Company authorizes the Trustee to file any financing statements required to perfect the security interests granted herein;
Now, Therefore, This Indenture Witnesseth:
That to secure the payment of the principal of and interest and premium, if any, on such Bonds as may at any time be issued and outstanding under the Indenture, according to their tenor and effect, and the due performance of the covenants, agreements and provisions in the Indenture and in the Bonds contained, and to declare the terms and conditions upon which Bonds are to be issued, the Company, by way of further assurance and in consideration of the premises and of the purchase and acceptance of said Bonds by the holders thereof, and of the sum of One Dollar ($1.00) lawful money of the United States of America to it duly paid by the Trustee at or before the ensealing and delivery of these presents, the receipt whereof is hereby acknowledged, has executed and delivered these presents and has granted, bargained, sold, warranted, aliened, remised, released, conveyed, confirmed, assigned, transferred, mortgaged, pledged, set over and by these presents does grant, bargain, sell, warrant, alien, remise, release, convey, confirm, assign, transfer, mortgage, pledge, set over unto the Trustee, and to its successors in the trust hereby created and assigns forever, all of the property, real, personal and mixed, now owned by the Company, situated in the County of Laramie, in the State of Wyoming, or elsewhere (except the property expressly excepted from the lien of the Indenture) and also all of the property, real, personal and mixed, hereafter acquired by the Company wherever situate (except the property expressly excepted from the lien of the Indenture), including both as to property now owned and property hereafter acquired (without in any way limiting or impairing by the enumeration of the same the scope and intent of the foregoing or of any general description contained in the Indenture):
All of the real property, together with the buildings and improvements thereon erected described on Schedule I attached hereto and made a part hereof;
Together with all and singular the tenements, hereditaments and appurtenances belonging or in any way appertaining to the aforesaid property, or any part thereof, with the reversion and reversions, remainder and remainders, rents, issues, income and profits thereof, and all the estate, rights, title, interest and claim whatsoever, at law or in equity, which the Company now has or which it may hereafter acquire in and to the aforesaid property and every part and parcel thereof.
To Have And To Hold the property and franchises hereby conveyed and assigned, or intended so to be, unto the Trustee and its successors in the trust forever;

Subject, however, as to property hereby conveyed, to Permitted Encumbrances, as defined in the Indenture, and, as to any property hereafter acquired by the Company, to any lien thereon existing, and to any liens for unpaid portions of the purchase price placed thereon, at the time of such acquisition, but in each case only to the extent not prohibited by the provisions of the Indenture;
But In Trust Nevertheless, under and subject to the terms and conditions hereinafter set forth, for the equal pro rata benefit and security of each and every person who may be or becomes the holder of the Bonds secured under the Indenture, without preference, priority or distinction as to lien or otherwise of one Bond over or from the others by reason of priority in the issue or negotiations thereof, or by reason of the date of maturity thereof, or otherwise (except as any sinking, amortization, improvement, renewal or other analogous fund, established in accordance with the provisions of the Indenture, may afford additional security for the Bonds of any particular series and except as provided in Section 11.01 of the Indenture), and for securing the observance and performance of all the terms, provisions and conditions of the Indenture.
This Indenture Further Witnesseth, that the Company has agreed and covenanted, and hereby does agree and covenant with the Trustee and its successors and assigns and with the respective holders from time to time of the Bonds, or any thereof, as follows:
Article I
Creation and Description of the Bonds of the Series 2014
Section 1.1.    There shall be a new series of Bonds, known as and entitled “4.53% Series 2014 First Mortgage Bonds due October 20, 2044” (referred to hereinafter as the “Bonds of the Series 2014”). The aggregate principal amount of the Bonds of the Series 2014 which may be authenticated and delivered under Article V, VI or VII of the Indenture is limited to Seventy‑Five Million Dollars ($75,000,000). The execution by the Company of any Bond of the Series 2014 in an authorized denomination shall be conclusive evidence of the authorization thereof. The Bonds of the Series 2014 shall mature on October 20, 2044 and shall bear interest (computed on the basis of a 360-day year consisting of twelve 30‑day months) at the rate of Four and Fifty‑Three Hundredths percent (4.53%) per annum from [_________________]     (To be the Closing date.) or from the most recent Interest Payment Date to which interest has been paid or duly provided for, payable semi‑annually on April 20 and October 20 of each year, commencing April 20, 2015 (each, an “Interest Payment Date”), until the principal thereof shall have become due and payable, and shall bear interest on overdue principal (including any optional prepayment of principal) and Make-Whole Amount (as hereinafter defined), if any, and (to the extent legally enforceable) on any overdue installment of interest at a rate per annum equal to the greater of Six and Fifty‑Three Hundredths percent (6.53%) or two percent (2%) over the rate of interest publicly announced by Wells Fargo Bank, National Association, from time to time, as its “base” or “prime” rate until paid. Payments of principal, premium, if any, and interest on the Bonds of the Series 2014 shall be made at the office or agency of the Trustee in the City of Minneapolis, Minnesota, in coin or currency of the United States of America which at the time of payment shall be legal tender for the payment of public and private debts. Interest payable on the Bonds of the Series 2014 on an Interest Payment Date shall be paid to the Persons in whose names such Bonds are registered at the close of business on the April 1 or October 1 (whether or not on a business day) next preceding the Interest Payment

Date, except for defaulted interest and unmatured accrued interest on the Bonds of the Series 2014 called for redemption on a date other than an Interest Payment Date.
Each Bond of the Series 2014 shall be dated as of the date of its authentication. The Bonds of the Series 2014 shall be issued as fully registered Bonds, in denominations of $100,000 and multiples of $1,000 in excess thereof. Subject to the foregoing provisions of this Section 1.1 and to the provisions of Section 3.10 of the Indenture, all definitive Bonds of the Series 2014 shall be transferable and exchangeable at the office or agency of the Trustee stated above, upon payment of any stamp or other tax or governmental charge incidental thereto required to be paid with respect to such transfer or exchange. No service charge will be made for any exchange or transfer or any Bond of the Series 2014.
Section 1.2.    The Bonds of the Series 2014 and the Trustee’s certificate to be endorsed on the Bonds of such series shall be substantially in the following forms, respectively:
[Form of Bond of the Series 2014]
This Bond has not been registered under the Securities Act of 1933, as amended, and may not be offered, sold or transferred in the absence of such registration or an exemption therefrom under said act and in compliance with the applicable state registration laws.
Cheyenne Light, Fuel and Power Company
4.53% Series 2014 First Mortgage Bond due October 20, 2044

PPN 16687* AD8
No ________                                        $__________
For Value Received, Cheyenne Light, Fuel and Power Company, a corporation organized and existing under the laws of the State of Wyoming (the “Company,” which term shall include any successor corporation as defined in the Indenture hereinafter referred to), hereby promises to pay to ______________________ or registered assigns, the sum of _____________________ Dollars ($_____________) on October 20, 2044, in coin or currency of the United States of America which at the time of payment is legal tender for the payment of public and private debts, and (a) to pay to the registered holder hereof interest thereon (computed on the basis of a 360-day year consisting of twelve 30-day months) from [_____________]     (To be the Closing date.) or from the most recent Interest Payment Date to which interest has been paid or duly provided for at the rate of Four and Fifty‑Three Hundredths percent (4.53%) per annum, in like coin or currency, payable semi‑annually on the twentieth day of April and October in each year (commencing April 20, 2015) (each, an “Interest Payment Date”) until the Company’s obligation with respect to such principal sum shall have become due and payable, and (b) to pay interest in like coin or currency on overdue principal (including any optional prepayment of principal) and Make‑Whole Amount (as defined in Section 2.3(d) of the Second Supplemental Indenture referred to below), if any, and (to the extent legally enforceable) on any overdue installment of interest at a rate per annum equal to the greater of Six and Fifty‑Three Hundredths percent (6.53%) or two percent (2%) over the rate of interest publicly announced by Wells Fargo Bank, National Association, from time to time, as its “base” or “prime” rate until paid. Payments of principal, premium, if any, and interest are to be made at the office or agency of the Trustee in the City of Minneapolis, Minnesota.
Any payment of principal of or Make-Whole Amount or interest on this Bond that is due on a day other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; provided that if the maturity date of this Bond is a day other than a Business Day, the payment otherwise due on such maturity date shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day. For purposes of this paragraph, a “Business Day” is any day, other than a Saturday or Sunday, which is not a day on which commercial banks in New York, New York or Cheyenne, Wyoming are required or authorized to be closed.
This Bond is one of an authorized issue of Bonds of the Company known as its First Mortgage Bonds, all issued and to be issued in one or more series under and equally and ratably secured (except as any sinking, amortization, improvement, renewal or other analogous fund, established in accordance with the provisions of the Indenture hereinafter mentioned, may afford additional security for the Bonds of any particular series) by a Restated Indenture of Mortgage, Deed of Trust, Security Agreement and Financing Statement dated as of November 20, 2007, executed by the Company to Wells Fargo Bank, National Association, as trustee (the “Trustee”), as supplemented and amended by the First Supplemental Indenture dated as of September 3, 2009 and as further supplemented and amended by the Second Supplemental Indenture dated as of October 1, 2014 (the “Second Supplemental Indenture”) (said Indenture of Mortgage, Deed of Trust, Security Agreement and Financing Statement and all indentures supplemental thereto being herein collectively called the “Indenture”), to which Indenture and to all indentures supplemental thereto reference is hereby made for a description of the property mortgaged and pledged, the nature and extent of the security, the terms and conditions upon which the Bonds are and are to be secured and the rights of the holders or registered owners thereof and of the Trustee in respect of such security. As provided in the Indenture, said Bonds may be issued in series, for various principal sums, may bear different dates and mature at different times, may bear interest at different rates and may otherwise vary as provided or permitted in the Indenture. This Bond is one of the Bonds described in the Indenture and designated therein as “4.53% Series 2014 First Mortgage Bonds due October 20, 2044” (the “Bonds of the Series 2014”).
As provided in the Indenture, the Bonds of the Series 2014 are subject to redemption prior to maturity at the option of the Company either as a whole at any time or in part, from time to time, and in certain other cases, at the principal amount of the Bonds so to be redeemed and accrued interest to the date fixed for redemption, together with a premium equal to the Make‑Whole Amount, if any (as defined in Section 2.3(d) of the Second Supplemental Indenture). Except as specifically set forth in the Indenture, the Bonds of the Series 2014 are not subject to optional redemption.
Pursuant to the Indenture, the Bonds of the Series 2014 are subject to redemption, in whole or in part, out of certain monies required to be deposited with the Trustee, but in such cases the redemption shall be effected at the principal amount of the Bonds of the Series 2014 to be redeemed and accrued interest to the date fixed for redemption, without premium, if redeemed pursuant to Section 10.07 of the Indenture.

If this Bond of the Series 2014 or any portion hereof (One Hundred Thousand Dollars ($100,000) or a multiple thereof) is called for redemption and payment duly provided, this Bond of the Series 2014 or such portion hereof shall cease to bear interest from and after the date fixed for such redemption.
Upon any partial redemption of this Bond of the Series 2014, at the option of the registered holder hereof this Bond of the Series 2014 may, but need not, be either (i) surrendered to the Trustee in exchange for one or more new Bonds of the Series 2014, of authorized denominations, registered in the name of such holder, in an aggregate principal amount equal to the principal amount remaining unpaid upon this Bond of the Series 2014, or (ii) submitted to the Trustee for notation hereon of the payment of the portion of the principal hereof paid upon such partial redemption.
To the extent permitted by and as provided in the Indenture, the rights and obligations of the Company and of the holders of the Bonds may be changed and modified with the consent of the Company and upon the written consent of the holders of at least sixty‑six and two‑thirds per centum (66‑2/3%) of the Bonds then outstanding and entitled to consent and, in case one or more but less than all of the series of Bonds issued under the Indenture are so affected, of at least sixty‑six and two‑thirds per centum (66‑2/3%) in principal amount of the Bonds then outstanding and entitled to consent of each series affected thereby, provided that no such change shall be made which would (i) reduce the principal of, or premium, if any, on, or the rate of interest payable on, the Bonds, or (ii) postpone the maturity date fixed in the Indenture or in the Bonds for payment of the principal of, or any installment of interest on, the Bonds, or (iii) reduce the percentage of the principal amount of Bonds the consent of the holders of which is required for the authorization of any such change or addition, or (iv) modify, without the written consent of the Trustee, the rights, duties or immunities of the Trustee, and further provided that, without the consent of the holder hereof, no such change shall be made which would (i) permit the creation of any lien (not otherwise permitted by the Indenture) ranking prior to the lien of the Indenture on all or substantially all of the Mortgaged Property, or (ii) deprive the holder hereof of the lien of the Indenture upon the Mortgaged Property.
In case an Event of Default as defined in the Indenture shall occur and be continuing, the principal of all the Bonds outstanding may be declared and may become due and payable in the manner and with the effect provided in the Indenture. In the event the payment of the Bonds of the Series 2014 is accelerated pursuant to the Indenture, the aggregate principal amount hereof and interest hereon shall be payable together with the Make-Whole Amount, if any.
This Bond of the Series 2014 is a registered Bond and, subject to the restriction on transfer set forth in the legend on this Bond of the Series 2014, is transferable by the registered holder hereof in person or by the duly authorized attorney of such holder on the registration books to be kept for the purpose at the principal office of the Trustee, Registrar for the Bonds, in the City of Minneapolis, Minnesota, upon surrender of this Bond of the Series 2014 accompanied by a written instrument of transfer in form approved by the Company, duly executed by the registered bolder in person or by such attorney, and upon cancellation hereof one or more new registered Bonds without coupons, of authorized denominations, for the same aggregate principal amount, will be issued to the transferee in exchange herefor, as provided in the Indenture.

The Company and the Trustee may deem and treat the person in whose name this Bond of the Series 2014 is registered on such books as the absolute owner hereof (whether or not this Bond of the Series 2014 shall be overdue) for the purpose of receiving payment hereof, and on the account hereof and for all other purposes, and neither the Company nor the Trustee shall be affected by any notice to the contrary.
As a condition precedent to any transfer referred to above, the Company may require payment by the holder of a sum sufficient to reimburse it for any stamp tax or any other governmental charge with respect to any transfer involved therein.
No recourse shall be had for the payment of the principal of or interest on this Bond of the Series 2014, or in respect of this Bond of the Series 2014 or the Indenture, against any incorporator, stockholder, officer or director, as such, past, present or future, of the Company or of any predecessor or successor corporation, either directly or through the Company, by virtue of any constitution, statute or rule of law or by enforcement of any assessment or penalty or otherwise, any and all such liability of incorporators, stockholders, officers and directors being released by the holder hereof by the acceptance of this Bond and being likewise waived and released by the terms of the Indenture.
This Bond of the Series 2014 shall not be valid or become obligatory for any purpose until the certificate endorsed hereon shall be signed by the Trustee under the Indenture.

In Witness Whereof, Cheyenne Light, Fuel and Power Company has caused these presents to be signed in its name by the facsimile signature of its President or a Vice President and its corporate seal to be imprinted hereon and attested by the facsimile signature of its Secretary or an Assistant Secretary.

Dated: October __, 2014

Cheyenne Light, Fuel and Power Company

By:	__________________________________
Its:
Attest:

_____________________________
Secretary

[Trustee’s Certificate to Be Endorsed on Bonds of the Series 2014]
Trustee’s Certificate of Authentication
This Bond of the Series 2014 is one of the Bonds, of the series designated herein, described in the within‑mentioned Indenture.

Wells Fargo Bank, National Association, as Trustee

By:	______________________________________
Authorized Officer

Section 1.3.    Upon the execution and delivery of this Second Supplemental Indenture and upon delivery to the Trustee of Seventy‑Five Million and 00/100 Dollars ($75,000,000) principal amount of the Bonds of the Series 2014 executed by the Company, and upon compliance with all applicable provisions and requirements of the Indenture in respect thereof, including, but not limited to, the Property Additions Certificate of the Company delivered in connection with the issuance of the Bonds of the Series 2014, the Trustee shall authenticate said Bonds of the Series 2014 and deliver them to or upon the Written Order or Orders of the Company, without awaiting the recordation or filing for recordation of this Second Supplemental Indenture.
Section 1.4. At the option of the registered owner, any Bonds of the Series 2014, upon surrender thereof for cancellation at the office or agency of the Trustee in the City of Minneapolis, Minnesota, together with a written instrument of transfer wherever required by the Company duly executed by the registered owner or by his duly authorized attorney, shall, subject to the provisions of Section 3.07 of the Indenture, be exchangeable for a like aggregate principal amount of Bonds of the Series 2014 of other authorized denominations.
Bonds of the Series 2014 shall be transferable, subject to the provisions of Section 3.07 of the Indenture and the restrictions on transfer set forth in the legend on the Bonds of the Series 2014, at the office or agency of the Trustee in the City of Minneapolis, Minnesota. The Company shall not be required to make transfers or exchanges of Bonds of the Series 2014 for a period of twenty (20) days next preceding any designation of Bonds of said series to be prepaid, and the Company shall not be required to make transfers or exchanges of any Bonds of said series designated in whole or in part for prepayment.
The Trustee shall not register the transfer of any Bond of the Series 2014 unless it receives a certificate in the form attached hereto as Appendix A.
The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under applicable law or under this Second Supplemental Indenture with respect to any transfer of any interest in a Bond of the Series 2014 other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Second Supplemental Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.
Upon any exchange or transfer of Bonds of the Series 2014, the Company may make a charge therefor sufficient to reimburse it for any tax or taxes or other governmental charge, as provided in Section 3.07 of the Indenture, but the Company hereby waives any right to make a charge in addition thereto for any exchange or transfer of Bonds of the Series 2014.
After the delivery of this Second Supplemental Indenture and upon compliance with the applicable provisions of the Indenture and receipt of consideration therefor by the Company, there shall be an initial issue of Bonds of the Series 2014 for the aggregate principal amount of $75,000,000.
Section 1.5.    Notwithstanding anything to the contrary in this Second Supplemental Indenture, payments on the Bonds of the Series 2014 shall be made in accordance with Section 9 of the Bond Purchase Agreement (as defined in Section 3.3 of this Second Supplemental Indenture) and the Trustee shall be entitled to conclusively assume that any holder of such Bonds is entitled to the benefits of said Section 9 unless notified by the Company to the contrary. Without limiting the other indemnities provided to the Trustee, the Company shall indemnify and save the Trustee harmless from any liabilities and costs incurred by the Trustee arising out of the making of the final or any partial payment when due of the principal owing on any of the Bonds of the Series 2014 without surrender of such Bond to the Trustee.
Article II
Redemption of the Bonds of the Series 2014
Section 2.1.    The entire unpaid principal balance of the Bonds of the Series 2014 shall be due and payable on the stated maturity date thereof.
Section 2.2.    Pursuant to the Indenture, the Bonds of the Series 2014 are subject to redemption, in whole or in part, out of certain monies required to be deposited with the Trustee, but in such cases the redemption shall be effected at the principal amount of the Bonds of the Series 2014 to be redeemed and accrued interest to the date fixed for redemption, without premium, if redeemed pursuant to Section 10.07 of the Indenture.
Section 2.3.    (a) The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, the Bonds of the Series 2014 at 100% of the principal amount so prepaid, and the Make‑Whole Amount determined for the Settlement Date specified by the Company in such notice with respect to such principal amount. The Company, or the Trustee (at the Company’s written request in the name and at the expense of the Company), will give each registered owner of Bonds of the Series 2014 written notice (by first class mail or such other method as may be agreed upon by the Company and such registered owner) of each optional prepayment under this Section 2.3(a) not less than 10 days and not more than 60 days prior to the date fixed for such prepayment, to each such registered owner at its last address appearing on the Bond Register. Each such notice shall specify the Settlement Date (which shall be a Business Day), the aggregate principal amount of the Bonds of the Series 2014 to be prepaid on such date, the principal amount of each Bond held by such registered owner to be prepaid (determined in accordance with subsection (b) of this Section 2.3), and the interest to be paid on the Settlement Date with respect to such principal amount being prepaid, and shall be accompanied by a certificate signed by a Senior Financial Officer as to the estimated Make‑Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Two Business Days prior to such Settlement Date, the Company, or the Trustee (at the Company’s written request in the name and at the expense of the Company), shall send to each registered owner of Bonds of the Series 2014 (by first class mail or by such other method as may be agreed upon by the Company and such registered owner) a certificate signed by a Senior Financial Officer specifying the calculation of such Make‑Whole Amount as of the specified

Settlement Date. As promptly as practicable after the giving of the notice and the sending of the certificates provided in this subsection, the Company shall provide a copy of each to the Trustee (unless the Company has elected in writing to have the Trustee deliver such notices and certificates, in which case the Company shall not be required to provide further copies). The Trustee shall be under no duty to inquire into, may conclusively presume the correctness of, and shall be fully protected in relying upon the information set forth in any such notice or certificate. The Bonds of the Series 2014 are not otherwise subject to voluntary or optional prepayment.
(b)    In the case of each partial prepayment of the Bonds of the Series 2014, the principal amount of the Bonds of the Series 2014 to be prepaid shall be allocated by the Company among all of the Bonds of the Series 2014 at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment; provided that the remaining principal amount of each Bond shall be an authorized denomination.
(c)    In the case of each notice of prepayment of Bonds of the Series 2014 pursuant to this Section 2.3, if cash sufficient to pay the principal amount to be prepaid on the Settlement Date (which shall be a Business Day), together with interest on such principal amount accrued to such date and the applicable Make‑Whole Amount, if any, is not paid as agreed upon by the Company and each registered owner of the affected Bonds, or, to the extent that there is no such agreement entered into with one or more such owners, deposited with the Trustee on or before the Settlement Date, then such notice of prepayment shall be of no effect. If such cash is so paid or deposited, such principal amount of the Bonds of the Series 2014 shall be deemed paid for all purposes and interest on such principal amount shall cease to accrue. In case the Company pays any registered owner pursuant to an agreement with that registered owner, the Company shall notify the Trustee as promptly as practicable of such agreement and payment, and shall furnish the Trustee with a copy of such agreement; in case the Company deposits any cash with the Trustee, the Company shall provide therewith a list of the registered owners and the amount of such cash each registered owner is to receive. The Trustee shall be under no duty to inquire into, may conclusively presume the correctness of, and shall be fully protected in relying upon the information set forth in any such notice, list or agreement, and shall not be chargeable with knowledge of any of the contents of any such agreement. Any Bond prepaid in full shall be surrendered to the Company or the Trustee for cancellation (and shall not be reissued) in accordance with Section 9 of the Bond Purchase Agreement referred to in Section 3.3 of this Second Supplemental Indenture.
(d)    “Make‑Whole Amount” means, with respect to any Bond of the Series 2014, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Bond of the Series 2014 over the amount of such Called Principal, provided that the Make‑Whole Amount may in no event be less than zero. For the purposes of determining the Make‑Whole Amount, the following terms have the following meanings:
“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed.
“Called Principal” means, with respect to any Bond of the Series 2014, the principal of such bond that is to be prepaid pursuant to subsection (a) of this Section 2.3 or has become or is declared to be immediately due and payable pursuant to Article XI of the Indenture, as the context requires.
“Discounted Value” means, with respect to the Called Principal of any Bond of the Series 2014, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Bonds of the Series 2014 is payable) equal to the Reinvestment Yield with respect to such Called Principal.
“Reinvestment Yield” means, with respect to the Called Principal of any Bond of the Series 2014, 0.50% over the yield to maturity implied by (i) the yields reported as of 10:00 a.m. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” (or such other display as may replace Page PX1) on Bloomberg Financial Markets for the most recently issued actively traded U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or (ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable (including by way of interpolation), the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. Such implied yield will be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the actively traded U.S. Treasury security with the maturity closest to and greater than such Remaining Average Life and (2) the actively traded U.S. Treasury security with the maturity closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Bond of the Series 2014.
“Remaining Average Life” means, with respect to any Called Principal, the number of years (calculated to the nearest one‑twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years (calculated to the nearest one‑twelfth year) that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.
“Remaining Scheduled Payments” means, with respect to the Called Principal of any Bond of the Series 2014, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of the Bonds of the Series 2014, then (for the purpose of this calculation) the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date.
“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Company.
“Settlement Date” means, with respect to the Called Principal of any Bond of the Series 2014, the date on which the principal of such Bonds is to be prepaid pursuant to subsection (a) of this Section 2.3 or is declared to be immediately due and payable pursuant to Article XI of the Indenture, as the context requires.
Section 2.4.    The Company will not and will not permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Bonds of the Series 2014 except upon the payment or prepayment of the Bonds of the Series 2014 in accordance with the terms of this Second Supplemental Indenture and the Bonds of the Series 2014. The Company will promptly cancel all Bonds of the Series 2014 acquired by it or any Affiliate pursuant to any payment or prepayment of Bonds pursuant to any provision of this Second Supplemental Indenture and no Bonds may be issued in substitution or exchange for any such Bonds of the Series 2014.
Section 2.5.    Subject to the provisions of Section 15.02 of the Indenture, all monies paid to the Trustee pursuant to Sections 2.2 and 2.3 of this Article II shall be held by the Trustee in trust for the benefit of the respective registered owners of the Bonds of the Series 2014 which are to be redeemed (in whole or in part) and shall be paid to them as provided in Article IX of the Indenture.
Section 2.6.    Nothing contained in the Indenture or in any Bond shall be construed to imply any obligation upon the Trustee to make any payment, except out of monies deposited with it for such purpose by the Company.

Article III
Certain Covenants and Events of Default
Section 3.1.     The Company hereby covenants that, so long as any of the Bonds of the Series 2014 shall remain outstanding, the covenants and agreements of the Company set forth in Section 10.07 of the Indenture shall be and remain in full force and effect, and be observed and complied with by the Company, with the effect and result that if the Company is required to redeem Bonds pursuant to said Section 10.07, it shall comply with the requirements of Section 2.2 of this Second Supplemental Indenture.
Section 3.2.    So long as any Bonds of the Series 2014 are outstanding, the Company will not and will not permit any Controlled Entity (as such term is defined in the Bond Purchase Agreement as defined in Section 3.3(a)) (a) to become (including by virtue of being owned or controlled by a Blocked Person (as such term is defined in the Bond Purchase Agreement)), own or control a Blocked Person or any Person that is the target of sanctions imposed by the United Nations or by the European Union, or (b) directly or indirectly to have any investment in or engage in any dealing or transaction (including, without limitation, any investment, dealing or transaction involving the proceeds of the Bonds of the Series 2014) with any Person if such investment, dealing or transaction (i) would cause any purchaser or holder of the Bonds of the Series 2014 to be in violation of any law or regulation applicable to such purchaser or holder, or (ii) is prohibited by or subject to sanctions under any U.S. Economic Sanctions (as such term is defined in the Bond Purchase Agreement), or (c) to engage, nor shall any Affiliate of either engage, in any activity that could subject such Person or any Purchaser or holder to sanctions under CISADA (as such term is defined in the Bond Purchase Agreement) or any similar law or regulation with respect to Iran or any other country that is subject to U.S. Economic Sanctions (as such term is defined in the Bond Purchase Agreement).
Section 3.3.    So long as any Bonds of the Series 2014 are outstanding, unless waived by the registered owners of at least a majority in principal amount of the Bonds of the Series 2014 then outstanding, the Company shall perform or comply with all terms, provisions and conditions of the Bond Purchase Agreement dated as of June 30, 2014 (the “Bond Purchase Agreement”) pursuant to which the Bonds of the Series 2014 were issued.
Section 3.4.    For purposes of determining whether an Event of Default exists with respect to the Bonds of the Series 2014, but only with respect to such Bonds, in addition to the Events of Default set forth in Sections 11.02(c), (d), (f) and (g) of the Indenture, the holders of the Bonds of the Series 2014 shall have the following Events of Default in replacement of the Events of Default set forth in Sections 11.02(a), (b) and (e)) of the Indenture or in addition to the other Events of Default set forth in such Section 11.02, as the case may be:
(a)    default shall be made in the payment of any interest on any Bond of the Series 2014 for more than five business days after the same becomes due and payable; or
(b)    default shall be made in the payment of any principal or Make‑Whole Amount, if any, on any Bond of the Series 2014 when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or at a date fixed for prepayment or by declaration or otherwise; or
(c)    (i) the Company is in default in the payment of any principal of or premium or make‑whole amount or interest on any indebtedness that is outstanding in an aggregate principal amount in excess of Five Million Dollars ($5,000,000) beyond any period of grace provided with respect thereto or (ii) the Company is in default of the performance of or compliance with any term of any evidence of any indebtedness in an aggregate outstanding principal amount in excess of Five Million Dollars ($5,000,000) or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such indebtedness has become, or has been declared due and payable before its stated maturity or before its regularly scheduled dates of payment; or
(d)    any representation or warranty, if any, made in writing by or on behalf of the Company or by any officer of the Company in this Second Supplemental Indenture or any bond purchase or other transaction document relating to the Bonds of the Series 2014 proves to have been false or incorrect in any material respect on the date as of which made and, if there is a grace period provided for in this Second Supplemental Indenture, the continuance of such default for any grace period so provided.
Section 3.5.    The covenants, agreements and conditions contained in this Article III are solely for the protection and benefit of the registered holders of the Bonds of the Series 2014 and are therefore Exclusive Benefit Covenants, and the exclusive right to (a) notify the Trustee of an Event of Default under the terms of Section 11.02(h) of the Indenture and request the Trustee to give written notice of such Event of Default to the Company with respect thereto, (b) waive a default under, (c) waive compliance with, or (d) amend any of such Exclusive Benefit Covenants shall be vested solely in the registered holders of a majority in principal amount of the Bonds of the Series 2014 then outstanding. Except as otherwise provided in the Indenture, no benefits by reason of such Exclusive Benefit Covenants shall be deemed to be conferred upon Persons other than the registered holders (including their permitted transferees, successors and assigns, if any) of the Bonds of the Series 2014, the Trustee and the Company.
Article IV
Miscellaneous
Section 4.1.    The Company is lawfully seized and possessed of all the real estate, franchises and other property described or referred to in the Indenture as presently mortgaged; subject to the exceptions stated therein, such real estate, franchises and other property are free and clear of any lien prior to the lien of the Indenture, except as set forth in the granting clauses of the Indenture; and the Company has good right and lawful authority to mortgage the same as provided in and by the Indenture.
Section 4.2    The Trustee assumes no duties, responsibilities or liabilities by reason of this Second Supplemental Indenture other than as set forth in the Indenture, and this Second Supplemental Indenture is executed and accepted by the Trustee subject to all the terms and conditions of its acceptance of the trust under the Indenture, as fully as if said terms and conditions were herein set forth at length.
Section 4.3.    As amended and modified by the First Supplemental Indenture and this Second Supplemental Indenture, the Indenture is in all respects ratified and confirmed and the Indenture and the First and Second Supplemental Indentures shall be read, taken and construed as one and the same instrument.
Section 4.4.    Subject to the amendments provided for in this Second Supplemental Indenture, the terms defined in the Indenture, shall for all purposes of this Second Supplemental Indenture, have the meanings specified in the Indenture.
Section 4.5.    Whenever in this Second Supplemental Indenture any party hereto is named or referred to, this shall, subject to the provisions of Articles XIII and XIV of the Indenture, as heretofore supplemented, be deemed to include the successors or assigns of such party, and all the covenants and agreements in this Second Supplemental Indenture contained by or on behalf of the

Company, or by or on behalf of the Trustee shall, subject as aforesaid, bind and inure to the benefit of the respective successors and assigns of such party whether so expressed or not.
Section 4.6.    This Second Supplemental Indenture may be executed in several counterparts, all or any of which may be treated for all purposes as one original and shall constitute and be one and the same instrument.
Section 4.7. The Indenture and the Bonds shall be governed by and construed in accordance with the laws of the State of New York (including without limitation Section 5‑1401 of the New York General Obligations Law or any successor to such statute), except (a) choice‑of‑law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State, (b) to the extent that the Trust Indenture Act (as defined in the Restated Indenture) may be applicable and (c) to the extent that the law of any jurisdiction wherein any portion of the mortgaged property is located shall mandatorily govern the regulation of the Gas Business (as defined in the Restated Indenture) and/or Electric Business (as defined in the Restated Indenture), and creation of a mortgage lien on and security interest in, or perfection, priority of enforcement of the lien of the Indenture or exercise of remedies with respect to, such portion of mortgaged property. Nothing in this Section 4.7 is intended to or shall be deemed to alter the authority the State of Wyoming to regulate the business of the Company.

In Witness Whereof, Cheyenne Light, Fuel and Power Company, has caused this Second Supplemental Indenture to be signed in its corporate name by its President or a Vice President and its corporate seal to be hereunto affixed and attested by its Secretary or an Assistant Secretary and Wells Fargo Bank, National Association, in evidence of its acceptance of the trust hereby created, has caused this Second Supplemental Indenture to be signed in its corporate name by one of its Authorized Officers and its corporate seal to be hereunto affixed and attested by one of its Authorized Officers, all as of the day and year first above written.

Cheyenne Light, Fuel and Power Company

(Seal)
By______________________________
Its

Attest:

___________________________
Secretary

Wells Fargo Bank, National Association, as Trustee

(Seal)

By	__________________________
Authorized Officer

Attest:

___________________________
Authorized Signatory

State of Colorado

City and County of _______
On this _______, day of _____________, 2014, before me appeared _____________, to me personally known, who, being by me duly sworn did say that he/she is a ______________ of Cheyenne Light, Fuel and Power Company and that the seal affixed to said instrument is the corporate seal of said corporation and that said instrument was signed and sealed on behalf of said corporation by authority of its Board of Directors, and said _______________ acknowledged said instrument to be the free act and deed of said corporation.

____________________________
Notary Public

My commission expires __________________
(Notarial Seal)

State of Texas

City and County of Dallas
On this _______ day of _____________, 2014, before me appeared ________________, to me personally known, who, being by me duly sworn did say that he/she is an Authorized Officer of Wells Fargo Bank, National Association, a national banking association, and that the seal affixed to said instrument is the corporate seal of said association and that said instrument was signed and sealed in behalf of said association by authority of its Board of Directors, and said ________________ acknowledged said instrument to be the free act and deed of said association.

_______________________________
Notary Public

My commission expires ___________________
(Notarial Seal)

Schedule I
(to Second Supplemental Indenture)
Description of Real Property
[To be Updated by Company]
The real property pledged pursuant to the Indenture includes all improvements and fixtures of any nature located on such property.
In addition, all water rights associated with, related to, or in any way appurtenant to the real property described below are pledged to secure the obligations under the Indenture.

Appendix A
Assignment Certificate
In connection with the undersigned’s assignment and transfer to the assignee identified below of that certain 4.53% Series 2014 First Mortgage Bond due October 20, 2044 issued by the Company to the undersigned dated ________________:

Assignee’s social security or tax I.D. number: ___________________________
Assignee’s name: _____________________________
Assignee’s address and zip code: ___________________________
___________________________
___________________________
the undersigned hereby certifies that such 4.53% Series 2014 First Mortgage Bond due October 20, 2044 is being transferred as specified below:
Check One
(1) ☐    to the Company or a subsidiary thereof;
(2) ☐    pursuant to an effective registration statement under the Securities Act of 1933; or
(3) ☐    pursuant to an exemption from the registration requirements of the Securities Act of 1933.
Unless one of items (1) through (3) above is checked, the Trustee or Registrar will refuse to register the above-referenced 4.53% Series 2014 First Mortgage Bond due October 20, 2044 in the name of any person other than the registered holder thereof; provided, however, that if item (3) is checked, the Company may reasonably require, prior to the registration of any such transfer of the 4.53% Series 2014 First Mortgage Bond due October 20, 2044, additional information to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933.
If none of the foregoing items are checked, the Trustee or Registrar shall not be obligated to register the 4.53% Series 2014 First Mortgage Bond due October 20, 2044 in the name of any person other than the holder thereof unless and until the conditions to any such transfer of registration set forth therein and in the Second Supplemental Indenture shall have been satisfied.

Signed: ___________________________________
Name of Holder:____________________________
Name of Signatory:__________________________
Title of Signatory:___________________________
Dated:___________________

Exhibit 4.6(a)(i)

[_____________], 2014

To the institutional investors named
on Schedule I attached hereto

Re:     4.53% Series 2014 First Mortgage Bonds due 2044

Ladies and Gentlemen:
We have acted as special counsel to Cheyenne Light, Fuel and Power Company, a Wyoming corporation (the “Company”), in connection with the sale to you (the “Purchasers”) of $75,000,000 in aggregate principal amount of the Company’s 4.53% Series 2014 First Mortgage bonds due 2044 (the “Bonds”) to be issued under the Restated Indenture of Mortgage, Deed of Trust, Security Agreement and Financing Statement between the Company and Wells Fargo Bank, National Association (the “Trustee”) dated as of November 20, 2007 (the “Original Indenture”), as amended and supplemented by the First Supplemental Indenture thereto dated as of September 3, 2009 and the Second Supplemental Indenture thereto dated as of October 1, 2014 between the Company and the Trustee (the Original Indenture, as so supplemented, being hereinafter referred to as the “Indenture”). This opinion is being delivered pursuant to Section 4.6(a)(i) of the Bond Purchase Agreement dated as of June 30, 2014 (the “Purchase Agreement”), between the Company and the Purchasers. The Bonds, the Indenture and the Purchase Agreement are hereinafter collectively called the “Transaction Documents”. Unless otherwise stated, capitalized terms used herein are used with the meanings given those terms in the Purchase Agreement.

We have made such examination of laws and facts as we have deemed necessary as a basis for our opinions set forth below. In connection with such examination, we have reviewed the following documents: (i) the Purchase Agreement, (ii) the Indenture, and (iii) the form of certificate representing the Bonds.

Based upon and subject to the foregoing and the qualifications set forth in Annex A attached hereto, we advise you that in our opinion:

1.The Bonds, when authenticated by the Trustee in accordance with the terms of the Indenture and delivered against payment therefor in accordance with the terms of the Purchase Agreement, to the extent New York law is applicable thereto, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to (i) applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent transfer, fraudulent conveyance, voidable preference, receivership and other laws of general application affecting the enforcement of creditors’ rights, (ii) general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith, fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies, whether considered in a proceeding in equity or at law, (iii) public policy considerations that may limit the rights of parties to obtain specific remedies or enforce specific terms, and (iv) governmental authority to limit, delay or prohibit the making of payments outside the United States.

2.The Indenture, to the extent New York law is applicable thereto, constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to (i) applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent transfer, fraudulent conveyance, voidable preference, receivership and other laws of general application affecting the enforcement of creditors’ rights, laws affecting the rights of mortgagees and other secured parties generally and state laws affecting the enforcement of certain remedial provisions, provided that such state laws affecting the enforcement of certain remedial provisions will not, in our opinion, render the remedies afforded by the Indenture, to the extent New York law is applicable thereto, inadequate for the practical realization of the benefits of the security afforded thereby, (ii) general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith, fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies, whether considered in a proceeding in equity or at law, (iii) public policy considerations that may limit the rights of parties to obtain specific remedies or enforce specific terms, and (iv) governmental authority to limit, delay or prohibit the making of payments outside the United States.

3.The Purchase Agreement constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to (i) applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent transfer, fraudulent conveyance, voidable preference, receivership and other laws of general application affecting the enforcement of creditors’ rights, (ii) general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith, fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies, whether considered in a proceeding in equity or at law, (iii) public policy considerations that may limit the rights of parties to obtain specific remedies or enforce specific terms, and (iv) governmental authority to limit, delay or prohibit the making of payments outside the United States.

4.Neither the execution and the delivery of the Purchase Agreement, the consummation of the transactions effected thereby and by the Indenture and the fulfillment of the terms thereof, the issuance and delivery of the Bonds nor the compliance by the Company with all the terms and provisions of the Indenture and the Purchase Agreement will result in a violation of any Generally Applicable U.S. Federal Law. As used herein, the term “Generally Applicable U.S. Federal Law” means any United States federal statute, rule or regulation applicable to the Company other than those that are part of a regulatory scheme specifically applicable to business organizations engaged in the type of regulated business activities conducted by the Company.

5.It is not necessary in connection with the sale of the Bonds under the circumstances contemplated by the Purchase Agreement to register the offer or sale of the Bonds under Section 5 of the Securities Act of 1933, as amended, or to qualify the Indenture under the Trust Indenture Act of 1939, as amended. No other approval, authorization, consent, certificate or order of, or registration with, any United States Federal governmental body is required under Generally Applicable U.S. Federal Law in connection with the issuance and sale of the Bonds by the Company under the circumstances contemplated by the Purchase Agreement.

6.Assuming that the Company complies with the description of the use of proceeds of the sale of the Bonds contained in the Confidential Private Placement Memorandum dated June 2014 relating to the Bonds, the sale of the Bonds will not violate Regulation T, U or X of the Board of Governors of the Federal Reserve System.

Except as specifically provided below, this opinion letter may not be used or relied upon by or published or communicated to any person other than the addressees hereof, or used or relied upon for any purpose whatsoever other than in connection with the transactions contemplated by the Purchase Agreement. We hereby consent to delivery of copies of this opinion letter to the National Association of Insurance Commissioners and to any person, not otherwise an addressee hereof, who becomes an assignee of a Purchaser in accordance with the terms of the Transaction Documents, or any such prospective assignee, in each case on the condition and understanding that, except as provided below with respect to any such actual assignee, (x) such disclosure is made solely to enable such person to be informed that an opinion letter has been rendered and to be made aware of its terms, but not for the purpose of reliance, and (y) we assume no duty or liability to any person to whom such disclosure is made. We hereby further consent to reliance on this opinion letter by any such actual assignee to the same extent as the addressees hereof as if this opinion letter had been addressed and delivered to such assignee on the date hereof on the condition and understanding that (x) we assume no responsibility or obligation to consider the applicability or the correctness of this opinion letter to any person other than the addressees hereof, (y) any such reliance by an assignee must be actual and reasonable under the circumstances existing at the time of such assignment, including any circumstances relating to changes in law or to facts or other developments known to or reasonably knowable by such assignee at such time, and (z) in no event shall any assignee have any greater rights with respect to this opinion letter than did its assignor. In furtherance and not in limitation of the foregoing, our consent to such reliance shall in no event constitute a reissuance of the opinions expressed herein or otherwise extend any statute of limitations period applicable hereto on the date hereof.

Very truly yours,

FAEGRE BAKER DANIELS LLP

By: ________________________	Sonia A. Shewchuk

SCHEDULE I
TO OPINION LETTER
dated [______], 2014

PURCHASERS

New York Life Insurance Company
c/o NYL Investors LLC
51 Madison Avenue
2nd Floor, Room 208
New York, New York 10010-1603
Attention: Private Capital Investors, 2nd Floor

New York Life Insurance and Annuity Corporation
c/o NYL Investors LLC
51 Madison Avenue
2nd Floor, Room 208
New York, New York 10010-1603
Attention: Private Capital Investors, 2nd Floor

Teachers Insurance and Annuity Association of America
8500 Andrew Carnegie Boulevard
Charlotte, North Carolina 28262

John Hancock Life Insurance Company (U.S.A.)
c/o John Hancock Financial Services
197 Clarendon Street
Boston, Massachusetts 02116
Attn: Investment Law, C-3

John Hancock Life & Health Insurance Company
c/o John Hancock Financial Services
197 Clarendon Street
Boston, Massachusetts 02116
Attn: Investment Law, C-3

John Hancock Life Insurance Company of New York
c/o John Hancock Financial Services
197 Clarendon Street
Boston, Massachusetts 02116
Attn: Investment Law, C-3

Mutual of Omaha Insurance Company
Mutual of Omaha Plaza
Omaha, NE 68175-1011
Attention: 4-Investment Management

United of Omaha Life Insurance Company
Mutual of Omaha Plaza
Omaha, NE 68175-1011
Attention: 4-Investment Management

American Equity Investment Life Insurance Company
6000 Westown Parkway
West Des Moines, IA 50266
Attention: Investment Department - Private Placements

Annex A
To Opinion Letter
dated (_________), 2014

In rendering the accompanying opinion letter dated [________], 2014 (the “Opinion Letter”), we wish to advise you of the following additional qualifications to which such Opinion Letter is subject:

(a)    As to certain facts relevant to our opinions, we have relied upon representations made by the Company in the Purchase Agreement, the assumptions set forth below as to the matters referred to therein, and upon certificates of, and information provided by, officers and employees of the Company, reasonably believed by us to be appropriate sources of information, as to the accuracy of such factual matters, in each case without independent verification thereof or other investigation; provided, however, that our Primary Lawyers have no Actual Knowledge concerning the factual matters upon which reliance is placed which would render such reliance unreasonable. For the purposes hereof and the accompanying Opinion Letter, the term “Primary Lawyers” means lawyers in this firm who have given substantive legal attention to representation of the Company in connection with the transactions effected pursuant to the Purchase Agreement, and the term “Actual Knowledge” means the conscious awareness by such Primary Lawyers at the time the Opinion Letter is delivered of facts or other information without any other investigation.

(b)    Our Opinion Letter is limited to the laws of the State of New York and the federal laws of the United States (the “Covered Laws”), and we express no opinion as to the effect on the matters covered by our opinions of any other law. Furthermore, in rendering the opinions, we have only considered the applicability of statutes, rules, regulations and judicial decisions that a lawyer practicing in any jurisdiction the laws of which are addressed by this Opinion Letter (the “Opining Jurisdictions”) exercising customary professional diligence would reasonably recognize as being directly applicable to the Company or the transactions effected by the Transaction Documents.

(c)    We express no opinion as to whether, or the extent to which, the laws of any particular jurisdiction apply to the subject matter hereof, including without limitation the enforceability of the governing law provisions contained in any agreements or documents.

(d)    We have relied, without investigation, upon the following assumptions: (i) natural persons who are involved on behalf of the Company have sufficient legal capacity to enter into and perform, on behalf of the Company, the transactions contemplated by the Transaction Documents or to carry out their respective roles in such transactions; (ii) each party to or having rights under agreements or instruments relevant hereto (other than the Company) has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreements or instruments enforceable against it; (iii) each party to or having rights under agreements or instruments relevant hereto (other than the Company) has complied with all legal requirements pertaining to its status (such as legal investment laws, foreign qualification statutes and business activity reporting requirements) as such status relates to its rights to enforce such agreements or instruments against the Company; (iv) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine; (v) there has not been any mutual mistake of fact or misunderstanding, fraud, duress or undue influence; (vi) the conduct of the parties to or having rights under the Transaction Documents has complied with any requirement of good faith, fair dealing and conscionability; (vii) all statutes, judicial and administrative decisions, and rules and regulations of governmental agencies, constituting Covered Laws, are publicly available to lawyers practicing in Minnesota; (viii) all relevant statutes, rules, regulations or agency actions are constitutional and valid unless a reported decision in the Opining Jurisdictions has specifically addressed but not resolved, or has established, its unconstitutionality or invalidity; (ix) documents reviewed by us (other than the Purchase Agreement, the Indenture and the Bonds) would be enforced as written and would be interpreted in a manner consistent with their interpretation under the laws of the State of Minnesota; (x) the Company will not in the future take any discretionary action (including a decision not to act) permitted under the Transaction Documents that would result in a violation of law or constitute a breach or default under any other agreement, order or regulation; (xi) the Company will obtain any permits and governmental approvals required in the future, and take any actions similarly required, relevant to performance of the Transaction Documents; (xii) all parties to the transaction will act in accordance with, and will refrain from taking any action that is forbidden by, the terms and conditions of the Transaction Documents; and (xiii) there are no agreements or understandings among the parties, written or oral, and there is no usage of trade or course of prior dealings among the parties that would, in either case, define, supplement or qualify the terms of any Transaction Document.

(e)    We have further assumed, without investigation, that (i) the Company has been duly organized and is validly existing and in good standing under the laws of the State of Wyoming; (ii) the Company has the power and authority under its governing documents and the laws of the State of Wyoming to execute and deliver the Transaction Documents, to perform its obligations thereunder and to consummate the transactions contemplated thereby; (iii) the Transaction Documents have been duly authorized, executed and delivered by the Company; and (iv) the Company has obtained all governmental and third party authorizations, consents, approvals and orders and has made all filings and registrations required to enable it to execute, deliver and perform its obligations under, and consummate the transactions contemplated by, the Transaction Documents, including without limitation an order of the Wyoming Public Service Commission authorizing and approving the issuance and sale of the Bonds (which authorizations, consents, approvals and orders have become final and remain in full force and effect), and such execution, delivery, performance and consummation does not and will not violate or conflict with any law, rule, regulation, order, decree, judgment, instrument or agreement binding upon the Company or its properties (it being understood that the assumption set forth in this clause (iv) does not extend to Generally Applicable U.S. Federal Law which is addressed in paragraphs 4, 5 and 6 of the Opinion Letter).

(f)    The opinions expressed in the Opinion Letter are limited to the specific issues addressed and to facts and laws existing on the date hereof. By rendering such opinions, we do not undertake to advise you with respect to any other matter or of any change in such laws or in the interpretation thereof, or of any changes in such facts, which may occur after the date hereof.

(g)    Without limiting any other qualifications set forth herein, the opinions expressed in paragraphs 1, 2 and 3 of the Opinion Letter are subject to the effect of generally applicable laws that (i) provide for the enforcement of oral waivers or modifications where a material change of position in reliance thereon has occurred or provide that a course of performance may operate as a waiver; (ii) limit the enforcement of provisions of a contract that purport to require waiver of the obligations of good faith, fair dealing, diligence and reasonableness; (iii) limit the availability of a remedy under certain circumstances where another remedy has been elected; (iv) limit the enforceability of provisions releasing, exculpating or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves negligence, recklessness, willful misconduct or unlawful conduct or insofar as such provisions otherwise contravene public policy; (v) may, where less than all of a contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange; (vi) govern and afford judicial discretion regarding determination of damages and entitlement to attorneys’ fees and other costs; (vii) may permit a party who has materially failed to render or offer performance required by a contract to cure that failure unless either permitting a cure would unreasonably hinder the aggrieved party from making substitute arrangements for performance or it is important under the circumstances to the aggrieved party that performance occur by the date stated in the contract; (viii) may limit the enforceability of provisions for the payment of premiums upon mandatory prepayment to the extent any such payment constitutes, or is deemed to constitute, a penalty or forfeiture; (ix) may require mitigation of damages; and (x) provide a time limitation after which rights may not be enforced (i.e., statutes of limitation).

(h)    We express no opinion as to the enforceability or effect in the Indenture or the Bonds of (i) any provision that authorizes one party to act as attorney‑in‑fact for another party; (ii) any provision waiving legal or equitable defenses or other procedural, judicial or substantive rights; or (iii) any provision that unreasonably restricts the ability of the Company to transfer any property.

(j)    The opinions expressed do not address any of the following legal issues: (i) except as set forth in paragraph 5 of the Opinion Letter, federal or state securities laws and regulations, (ii) laws and regulations relating to commodity (and other) futures and indices and other similar instruments; (ii) except as set forth in paragraph 6 of the Opinion Letter, Federal Reserve Board margin regulations; (iii) the statutes and ordinances, administrative decisions and the rules and regulations of counties, towns, municipalities and special political subdivisions (whether created or enabled through legislative action at the federal, state or regional level) and judicial decisions to the extent that they deal with the foregoing; (iv) fraudulent transfer and fraudulent conveyance laws; (v) compliance with fiduciary duty and conflict‑of‑interest requirements; (vi) federal and state tax laws and regulations; (vii) federal and state racketeering laws and regulations (e.g., RICO); (viii) federal and state laws, regulations and policies concerning national and local emergency (e.g., the International Emergency Economic Powers Act, as amended), possible judicial deference to acts of sovereign states, and criminal and civil forfeiture laws; (ix) other statutes of general application to the extent they provide for criminal prosecution (e.g., federal and state mail fraud and wire fraud statutes); and (x) laws, regulations, directives and executive orders restricting transactions with or freezing or otherwise controlling assets of designated foreign persons or governing investments by foreign persons in the United States.

(k)    We express no opinion as to the creation or attachment of any lien provided in the Indenture or the necessity of making any filings in connection therewith. Furthermore, we express no opinion as to the perfection or relative priority of any lien provided in the Indenture or the necessity of making any filings in connection therewith.

(l)    In rendering the opinion in paragraph 5 of the Opinion Letter, we have assumed the accuracy of the representations, warranties and agreements of (i) the Purchasers contained in the Purchase Agreement, and (ii) J.P. Morgan Securities LLC and Mitsubishi UFJ Securities (USA), Inc. contained in the [Letters] dated [____], 2014.

(m)    We express no opinion as to the enforceability or effect in the Purchase Agreement of any agreement to submit to the jurisdiction of any particular court or other governmental authority (either as to personal jurisdiction or subject matter jurisdiction), any provision restricting access to courts, any waivers of the right to jury trial, any waivers of service of process requirements that would otherwise be applicable, or any provision otherwise affecting the jurisdiction or venue of courts.

Exhibit 4.6(a)(ii)

DDRH

, 2014

To the institutional investors named
on Schedule I attached hereto

Re:     4.53% Series 2014 First Mortgage Bonds due 2044

Ladies and Gentlemen:
We have acted as special Wyoming counsel to Cheyenne Light, Fuel and Power Company, a Wyoming corporation (the “Company”), in connection with the sale to you (the “Purchasers”) of $75,000,000 in aggregate principal amount of the Company’s 4.53% Series 2014 First Mortgage Bonds due 2044 (the “Bonds”) to be issued under the Restated Indenture of Mortgage, Deed of Trust, Security Agreement and Financing Statement between the Company and Wells Fargo Bank, National Association (the “Trustee”) dated as of November 20, 2007 (the “Original Indenture”), as amended and supplemented by the First Supplemental Indenture thereto dated as of September 3, 2009 and the Second Supplemental Indenture thereto dated as of October 1, 2014 between the Company and the Trustee (the Original Indenture, as so supplemented, being hereinafter referred to as the “Indenture”). This opinion is being delivered pursuant to Section 4.6(a)(ii) of the Bond Purchase Agreement dated as of June 30, 2014 (the “Purchase Agreement”), between the Company and the Purchasers. The Bonds, the Indenture and the Purchase Agreement are hereinafter collectively called the “Transaction Documents”. Unless otherwise stated, capitalized terms used herein are used with the meanings given those terms in the Purchase Agreement.

We have made such examination of laws and facts as we have deemed necessary as a basis for our opinions set forth below. In connection with such examination, we have reviewed the following documents: (i) the Purchase Agreement, (ii) the Indenture, (iii) the form of certificate representing the Bonds, (iv) the Company’s restated articles of incorporation, as amended (the “Articles of Incorporation”), (v) the Company’s bylaws (the “Bylaws”), (vi) certain resolutions of the Board of Directors of the Company and Black Hills Corporation relating to, among other things, the execution and delivery of the Purchase Agreement and the Indenture in the name of the Company and the issuance and delivery of the Bonds, and (vii) such corporate documents and records of the Company, such certificates of public officials and officers of the Company, and such other documents and matters as we have deemed necessary or appropriate for purposes of this opinion.

Based upon and subject to the foregoing and the qualifications and assumptions set forth in Annex A attached hereto, we advise you that in our opinion:

1.The Company has been duly incorporated and is an existing corporation in good standing under the laws of the State of Wyoming, with the corporate power and authority to own its properties and conduct its business as currently conducted.

2.    The Purchase Agreement has been duly authorized, executed and delivered by the Company.

3.    The Company has full corporate power and authority to authorize, issue and sell the Bonds as contemplated by the Purchase Agreement. The Bonds have been duly authorized~~,~~ and executed by the Company and, when authenticated by the Trustee in accordance with the terms of the Indenture and delivered against payment therefor in accordance with the terms of the Purchase Agreement, to the extent Wyoming law is applicable thereto, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to (i) applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent transfer, fraudulent conveyance, voidable preference, receivership and other laws of general application affecting the enforcement of creditors’ rights, (ii) general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith, fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies, whether considered in a proceeding in equity or at law, (iii) public policy considerations that may limit the rights of parties to obtain specific remedies or enforce specific terms, and (iv) governmental authority to limit, delay or prohibit the making of payments outside the United States.

4.    The Indenture has been duly authorized, executed and delivered by the Company and, to the extent Wyoming law is applicable thereto, constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to (i) applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent transfer, fraudulent conveyance, voidable preference, receivership and other laws of general application affecting the enforcement of creditors’ rights, laws affecting the rights of mortgagees and other secured parties generally and state laws affecting the enforcement of certain remedial provisions, provided that such state laws affecting the enforcement of certain remedial provisions will not, in our opinion, render the remedies afforded by the Indenture, to the extent Wyoming law is applicable thereto, inadequate for the practical realization of the benefits of the security afforded thereby, (ii) general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith, fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies, whether considered in a proceeding in equity or at law, (iii) public policy considerations that may limit the rights of parties to obtain specific remedies or enforce specific terms, and (iv) governmental authority to limit, delay or prohibit the making of payments outside the United States.

5.    All approvals and authorizations of the Wyoming Public Service Commission under the Wyoming Transmitting Utility Act which are required to be obtained in connection with the issuance of the Bonds and the execution and delivery by the Company of, and the performance by the Company of its obligations under, the Transaction Documents have been duly obtained, validly issued and are in full force and effect and final, and all periods for appeal and rehearing by third parties have expired and all conditions contained in such approvals and authorizations which are to be fulfilled on or prior to the issuance of the Bonds have been fulfilled.

6.    Except for authorizations of the Wyoming Public Service Commission under the Wyoming Transmitting Utility Act, no other consent, approval, authorization or order of, or filing with, any governmental agency or body or any court is required under Wyoming law for the consummation of the transactions contemplated by the Purchase Agreement in connection with the issuance and sale of the Bonds by the Company, except such as may be required under state securities laws.

7.    The execution, delivery and performance of the Purchase Agreement and the Indenture and the issuance and sale of the Bonds and compliance with the terms and provisions of the Purchase Agreement, the Indenture and the Bonds will not result in a breach or violation of any of the provisions of the Articles of Incorporation or Bylaws of the Company.

8.    The Indenture is in proper form, conforming to the laws of the State of Wyoming to give and create the lien that it purports to create, and upon proper recording in the office of the County Clerk in the counties where the real property and fixtures are located and in the office of the Wyoming Secretary of State for personal property, will effectuate the lien of the Indenture.

9.    To the extent it is not excepted from the lien of the Indenture, and based solely upon the [title insurance policy issued by -- ], the Company has good title to all real property specifically described in the Indenture located in the State of Wyoming, together with improvements thereon (except such properties as have been released from the lien of the Indenture in accordance with the terms thereof), subject only to: (a) taxes and assessments not yet delinquent; (b) the lien of the Indenture; (c) Permitted Encumbrances as defined in the Indenture; and (d) as to parts of the Company’s property, easements, conditions, restrictions, leases, reservations in conveyances and similar encumbrances that do not affect the Company’s use of the property in the usual course of business, certain minor defects in titles that are not material, defects in titles to certain properties that are not essential to the Company’s business, and mechanic’s lien claims being contested or not of record or for the satisfaction or discharge of which adequate provisions have been made by the Company pursuant to the Indenture.

10.    The Bonds, when authenticated by the Trustee in accordance with the terms of the Indenture and delivered against payment therefor in accordance with the terms of the Purchase Agreement, will be secured by a valid and direct mortgage lien of the Indenture on all of the real properties now owned by the Company in Wyoming and not excepted from the Granting Clauses of the Indenture, and by a valid security interest on all property and rights described in the Indenture and not so excepted, in which a security interest may be created under Article 9 of the Wyoming Uniform Commercial Code, subject only to the items set forth in the preceding paragraph 9 of this opinion.

Except as specifically provided below, this opinion letter may not be used or relied upon by or published or communicated to any person other than the addressees hereof, or used or relied upon for any purpose whatsoever other than in connection with the transactions contemplated by the Purchase Agreement. We hereby consent to delivery of copies of this opinion letter to the

National Association of Insurance Commissioners and to any person, not otherwise an addressee hereof, who becomes an assignee of a Purchaser in accordance with the terms of the Transaction Documents, or any such prospective assignee, in each case on the condition and understanding that, except as provided below with respect to any such actual assignee, (x) such disclosure is made solely to enable such person to be informed that an opinion letter has been rendered and to be made aware of its terms, but not for the purpose of reliance, and (y) we assume no duty or liability to any person to whom such disclosure is made. We hereby further consent to reliance on this opinion letter by any such actual assignee to the same extent as the addressees hereof as if this opinion letter had been addressed and delivered to such assignee on the date hereof on the condition and understanding that (x) we assume no responsibility or obligation to consider the applicability or the correctness of this opinion letter to any person other than the addressees hereof, (y) any such reliance by an assignee must be actual and reasonable under the circumstances existing at the time of such assignment, including any circumstances relating to changes in law or to facts or other developments known to or reasonably knowable by such assignee at such time, and (z) in no event shall any assignee have any greater rights with respect to this opinion letter than did its assignor. In furtherance and not in limitation of the foregoing, our consent to such reliance shall in no event constitute a reissuance of the opinions expressed herein or otherwise extend any statute of limitations period applicable hereto on the date hereof.

Sincerely,
DRAY, DYEKMAN, REED & HEALEY, P.C.

By:     _______________________________
Randall B. Reed, for the firm

SCHEDULE I
TO OPINION LETTER
dated [        ], 2014

PURCHASERS

New York Life Insurance Company
c/o NYL Investors LLC
51 Madison Avenue
2nd Floor, Room 208
New York, New York 10010-1603
Attention: Private Capital Investors, 2nd Floor

New York Life Insurance and Annuity Corporation
c/o NYL Investors LLC
51 Madison Avenue
2nd Floor, Room 208
New York, New York 10010-1603
Attention: Private Capital Investors, 2nd Floor

Teachers Insurance and Annuity Association of America
8500 Andrew Carnegie Boulevard
Charlotte, North Carolina 28262

John Hancock Life Insurance Company (U.S.A.)
c/o John Hancock Financial Services
197 Clarendon Street
Boston, Massachusetts 02116
Attn: Investment Law, C-3

John Hancock Life & Health Insurance Company
c/o John Hancock Financial Services
197 Clarendon Street
Boston, Massachusetts 02116
Attn: Investment Law, C-3

John Hancock Life Insurance Company of New York
c/o John Hancock Financial Services
197 Clarendon Street
Boston, Massachusetts 02116
Attn: Investment Law, C-3

Mutual of Omaha Insurance Company
Mutual of Omaha Plaza
Omaha, NE 68175-1011

Attention: 4-Investment Management

United of Omaha Life Insurance Company
Mutual of Omaha Plaza
Omaha, NE 68175-1011
Attention: 4-Investment Management

American Equity Investment Life Insurance Company
6000 Westown Parkway
West Des Moines, IA 50266
Attention: Investment Department - Private Placements

ANNEX A
TO OPINION LETTER
dated [        ], 2014

In rendering the accompanying opinion letter dated [________], 2014 (the “Opinion Letter”), we wish to advise you of the following additional qualifications and assumptions to which such Opinion Letter is subject:

(a)    As to certain facts relevant to our opinions, we have relied upon representations made by the Company in the Purchase Agreement, the assumptions set forth below as to the matters referred to therein, and upon certificates of, and information provided by, officers and employees of the Company, reasonably believed by us to be appropriate sources of information, as to the accuracy of such factual matters, in each case without independent verification thereof or other investigation; provided, however, that the members of Dray, Dyekman, Reed & Healey, P.C. (the “Firm”) have no Actual Knowledge concerning the factual matters upon which reliance is placed which would render such reliance unreasonable. For the purposes hereof and the accompanying Opinion Letter, the term “Actual Knowledge” means the conscious awareness by the Firm at the time the Opinion Letter is delivered of facts or other information without any other investigation.

(b)    Our Opinion Letter is limited to the laws of the State of Wyoming (the “Covered Laws”), and we express no opinion as to the effect on the matters covered by our opinions of any other law. Furthermore, in rendering the opinions, we have only considered the applicability of statutes, rules, regulations and judicial decisions that a lawyer practicing in Wyoming exercising customary professional diligence would reasonably recognize as being directly applicable to the Company or the transactions effected by the Transaction Documents.

(c)    We express no opinion as to whether, or the extent to which, the laws of any particular jurisdiction apply to the subject matter hereof, including without limitation the enforceability of the governing law provisions contained in any agreements or documents.

(d)    We have relied, without investigation, upon the following assumptions: (i) natural persons who are involved on behalf of the Company have sufficient legal capacity to enter into and perform, on behalf of the Company, the transactions contemplated by the Transaction Documents or to carry out their respective roles in such transactions; (ii) each party to or having rights under agreements or instruments relevant hereto (other than the Company) has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreements or instruments enforceable against it; (iii) each party to or having rights under agreements or instruments relevant hereto (other than the Company) has complied with all legal requirements pertaining to its status (such as legal investment laws, foreign qualification statutes and business activity reporting requirements) as such status relates to its rights to enforce such agreements or instruments against the Company; (iv) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine; (v) there has not been any mutual mistake of fact or misunderstanding, fraud, duress or undue influence; (vi) the conduct of the parties to or having rights under the Transaction Documents has complied with any requirement of good faith, fair dealing and conscionability; (vii) all statutes, judicial and administrative decisions, and rules and regulations of governmental agencies, constituting Covered Laws, are publicly available to lawyers practicing in Wyoming; (viii) all relevant statutes, rules, regulations or agency actions are constitutional and valid unless a reported decision in Wyoming has specifically addressed but not resolved, or has established, its unconstitutionality or invalidity; (ix) documents reviewed by us (other than the Indenture, the Purchase Agreement and the Bonds) would be enforced as written and would be interpreted in a manner consistent with their interpretation under the laws of the State of Wyoming; (x) the Company will not in the future take any discretionary action (including a decision not to act) permitted under the Transaction Documents that would result in a violation of law or constitute a breach or default under any other agreement, order or regulation; (xi) the Company will obtain any permits and governmental approvals required in the future, and take any actions similarly required, relevant to performance of the Transaction Documents; (xii) all parties to the transaction will act in accordance with, and will refrain from taking any action that is forbidden by, the terms and conditions of the Transaction Documents; and (xiii) there are no agreements or understandings among the parties, written or oral, and there is no usage of trade or course of prior dealings among the parties that would, in either case, define, supplement or qualify the terms of any Transaction Document.

(e)    We have further assumed, without investigation, that the Company has obtained all governmental and third party authorizations, consents, approvals and orders and has made all filings and registrations required to enable it to execute, deliver and perform its obligations under, and consummate the transactions contemplated by, the Indenture and the Bonds, and that execution, delivery, performance and consummation does not and will not violate or conflict with any law, rule, regulation, order, decree, judgment, instrument or agreement binding upon the Company or its properties (it being understood that the assumption set forth in this clause (iv) does not extend to Covered Laws which are addressed in paragraphs 5 and 6 of the Opinion Letter).

(f)    The opinions expressed in the Opinion Letter are limited to the specific issues addressed and to facts and laws existing on the date hereof. By rendering such opinions, we do not undertake to advise you with respect to any other matter or of any change in such laws or in the interpretation thereof, or of any changes in such facts, which may occur after the date hereof.

(g)    Without limiting any other qualifications set forth herein, our opinions are subject to the effect of generally applicable laws that (i) provide for the enforcement of oral waivers or modifications where a material change of position in reliance thereon has occurred or provide that a course of performance may operate as a waiver; (ii) limit the enforcement of provisions of a contract that purport to require waiver of the obligations of good faith, fair dealing, diligence and reasonableness; (iii) limit the availability of a remedy under certain circumstances where another remedy has been elected; (iv) limit the enforceability of provisions releasing, exculpating or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves negligence, recklessness, willful misconduct or unlawful conduct or insofar as such provisions otherwise contravene public policy; (v) may, where less than all of a contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange; (vi) govern and afford judicial discretion regarding determination of damages and entitlement to attorneys’ fees and other costs; (vii) may permit a party who has materially failed to render or offer performance required by a contract to cure that failure unless either permitting a cure would unreasonably hinder the aggrieved party from making substitute arrangements for performance or it is important under the circumstances to the aggrieved party that performance occur by the date stated in the contract; (viii) may limit the enforceability of provisions for the payment of premiums upon mandatory prepayment to the extent any such payment constitutes, or is deemed to constitute, a penalty or forfeiture; (ix) may require mitigation of damages; and (x) provide a time limitation after which rights may not be enforced (i.e., statutes of limitation).

(h)    We express no opinion as to the enforceability or effect in the Indenture or the Bonds of (i) any provision that authorizes one party to act as attorney‑in‑fact for another party; (ii) any provision waiving legal or equitable defenses or other procedural, judicial or substantive rights; or (iii) any provision that unreasonably restricts the ability of the Company to transfer any property.

(i)    We express no opinion as to the priority, other than perfection, of the mortgage lien or any security interest on all property and rights described in the Indenture.

(j)    The opinions expressed do not address any of the following legal issues: (i) federal or state securities laws and regulations, (ii) the statutes and ordinances, administrative decisions and the rules and regulations of counties, towns, municipalities and special political subdivisions (whether created or enabled through legislative action at the federal, state or regional level) and judicial decisions to the extent that they deal with the foregoing; (iii) fraudulent transfer and fraudulent conveyance laws; (iv) compliance with fiduciary duty and conflict‑of‑interest requirements; (v) federal and state tax laws and regulations; (vi) federal and state racketeering laws and regulations (e.g., RICO); (vii) federal and state laws, regulations and policies concerning national and local emergency (e.g., the International Emergency Economic Powers Act, as amended), possible judicial deference to acts of sovereign states, and criminal and civil forfeiture laws; (viii) other statutes of general application to the extent they provide for criminal prosecution (e.g., federal and state mail fraud and wire fraud statutes); and (ix) laws, regulations, directives and executive orders restricting transactions with or freezing or otherwise controlling assets of designated foreign persons or governing investments by foreign persons in the United States.

(k)    The parties having rights under the Transaction Documents and their successors and assigns will (i) act in good faith and in a commercially reasonable manner in the exercise of any rights or enforcement of any remedies under the Transaction Documents; (ii) not engage in any conduct in the exercise of such rights or enforcement of such remedies that would constitute other than fair dealing; and (iii) comply with all requirements of applicable procedural and substantive law in exercising any rights or enforcing any remedies under the Transaction Documents.

[Draft June 30, 2014]
Exhibit 4.6(a)(iii)

[SJH Letterhead]

[_____________], 2014

To the institutional investors named
on Schedule I attached hereto

Re:     4.53% Series 2014 First Mortgage Bonds due 2044

Ladies and Gentlemen:

I am General Counsel of Cheyenne Light, Fuel and Power Company, a Wyoming corporation (the “Company”), and I have acted as counsel for the Company in connection with the sale to you (the “Purchasers”) of $75,000,000 in aggregate principal amount of the Company’s 4.53% Series 2014 First Mortgage Bonds due 2044 (the “Bonds”) to be issued under the Restated Indenture of Mortgage, Deed of Trust, Security Agreement and Financing Statement between the Company and Wells Fargo Bank, National Association (the “Trustee”) dated as of November 20, 2007 (the “Original Indenture”), as amended and supplemented by the First Supplemental Indenture thereto dated as of September 3, 2009 and the Second Supplemental Indenture thereto dated as of October 1, 2014 between the Company and the Trustee (the Original Indenture, as so supplemented, being hereinafter referred to as the “Indenture”). This opinion is being delivered pursuant to Section 4.6(a)(iii) of the Bond Purchase Agreement dated as of June 30, 2014 (the “Purchase Agreement”), between the Company and the Purchasers. The Bonds, the Indenture and the Purchase Agreement are hereinafter collectively called the “Transaction Documents”. Unless otherwise stated, capitalized terms used herein are used with the meanings given those terms in the Purchase Agreement.

I have made such examination of laws and facts as I have deemed necessary as a basis for my opinions set forth below. In connection with such examination, I or persons responsible to me have examined the following documents: (i) the Purchase Agreement, (ii) the Indenture, (iii) the form of certificates representing the Bonds, and (iv) such corporate documents and records of the Company, such certificates of public officials and officers of the Company, and such other documents and matters as I have deemed necessary or appropriate for purposes of this opinion.

Based upon and subject to the foregoing and the qualifications set forth in Annex A attached hereto, I advise you that in my opinion:

2.The Company is duly qualified to do business as a foreign corporation in good standing in all jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified and in good standing would not, individually or in the aggregate, have a Material Adverse Effect.

3.No consent, approval, authorization or order of, or filing with, any governmental agency or body or any court is required under any United States Federal statute, rule or regulation that is part of a regulatory scheme specifically applicable to business organizations engaged in the type of regulated business activities conducted by the Company (“Specified U.S. Federal Law”) for the consummation of the transactions contemplated by the Purchase Agreement in connection with the issuance and sale of the Bonds by the Company, except such as have been obtained.

4.The execution, delivery and performance of the Purchase Agreement and the Indenture and the issuance and sale of the Bonds and compliance with the terms and provisions of the Purchase Agreement, the Indenture and the Bonds will not result in a breach or violation of any of the terms and provisions of, or constitute a default under, or result in the imposition of any lien, charge or encumbrance upon any property or assets of the Company pursuant to (A) Specified U.S. Federal Law or (B) any agreement or instrument to which the Company is a party or by which the Company is bound or to which any of the properties of the Company is subject, except in the case of this clause (B) for such breaches, violations, defaults or impositions as would not, individually or in the aggregate, have a Material Adverse Effect (it being understood that my opinion under this clause (B) does not extend to compliance with any financial ratio or any limitation in any contractual restriction expressed as a dollar (or any other currency) amount).

5.The Company is not required to be registered as an “investment company” under the Investment Company Act of 1940, as amended.

5.    There is no litigation or legal or governmental proceeding pending or, to my knowledge, threatened, to which the Company is a party, or to which any property of the Company is subject, that in either case challenges or questions the validity of the Transaction Documents.

Except as set forth below, this opinion letter may not be used or relied upon by or published or communicated to any person other than the addressees hereof, or used or relied upon for any purpose whatsoever other than in connection with the transactions contemplated by the Purchase Agreement. I hereby consent to delivery of copies of this opinion letter to the National Association of Insurance Commissioners and to any person, not otherwise an addressee hereof, who becomes an assignee of a Purchaser in accordance with the terms of the Transaction Documents, or any such prospective assignee, in each case on the condition and understanding that, except as provided below with respect to any such actual assignee, (x) such disclosure is made solely to enable such person to be informed that an opinion letter has been rendered and to be made aware of its terms, but not for the purpose of reliance, and (y) I assume no duty or liability to any person to whom such disclosure is made. I hereby further consent to reliance on this opinion letter by any such actual assignee to the same extent as the addressees hereof as if this opinion letter had been addressed and delivered to such assignee on the date hereof on the condition and understanding that (x) I assume no responsibility or obligation to consider the applicability or the correctness of this opinion letter to any person other than the addressees hereof, (y) any such reliance by an assignee must be actual and reasonable under the circumstances existing at the time of such assignment, including any circumstances relating to changes in law or to facts or other developments known to or reasonably knowable by such assignee at such time, and (z) in no event shall any assignee have any greater rights with respect to this opinion letter than did its assignor. In furtherance and not in limitation of the foregoing, my consent to such reliance shall in no event constitute a reissuance of the opinions expressed herein or otherwise extend any statute of limitations period applicable hereto on the date hereof.

Sincerely,

Steven J. Helmers
General Counsel of
Cheyenne Light, Fuel and Power Company

SCHEDULE I
TO OPINION LETTER
dated [______], 2014

PURCHASERS

New York Life Insurance Company
c/o NYL Investors LLC
51 Madison Avenue
2nd Floor, Room 208
New York, New York 10010-1603
Attention: Private Capital Investors, 2nd Floor

New York Life Insurance and Annuity Corporation
c/o NYL Investors LLC
51 Madison Avenue
2nd Floor, Room 208
New York, New York 10010-1603
Attention: Private Capital Investors, 2nd Floor

Teachers Insurance and Annuity Association of America
8500 Andrew Carnegie Boulevard
Charlotte, North Carolina 28262

John Hancock Life Insurance Company (U.S.A.)
c/o John Hancock Financial Services
197 Clarendon Street
Boston, Massachusetts 02116
Attn: Investment Law, C-3

John Hancock Life & Health Insurance Company
c/o John Hancock Financial Services
197 Clarendon Street
Boston, Massachusetts 02116
Attn: Investment Law, C-3

John Hancock Life Insurance Company of New York
c/o John Hancock Financial Services
197 Clarendon Street
Boston, Massachusetts 02116
Attn: Investment Law, C-3

Mutual of Omaha Insurance Company
Mutual of Omaha Plaza
Omaha, NE 68175-1011
Attention: 4-Investment Management

United of Omaha Life Insurance Company
Mutual of Omaha Plaza
Omaha, NE 68175-1011
Attention: 4-Investment Management

American Equity Investment Life Insurance Company
6000 Westown Parkway
West Des Moines, IA 50266
Attention: Investment Department - Private Placements

ANNEX A
TO OPINION LETTER
dated [________], 2014
In rendering the accompanying opinion letter dated [________], 2014 (the “Opinion Letter”), I wish to advise you of the following additional qualifications to which such Opinion Letter is subject:

(a)    As to certain facts relevant to my opinions, I have relied upon representations made by the Company in the Purchase Agreement, the assumptions set forth below as to the matters referred to therein, and upon certificates of, and information provided by, officers and employees of the Company, reasonably believed by me to be appropriate sources of information, as to the accuracy of such factual matters, in each case without independent verification thereof or other investigation; provided, however, that I have no Actual Knowledge concerning the factual matters upon which reliance is placed which would render such reliance unreasonable. For the purposes hereof and the accompanying Opinion Letter, the term “Actual Knowledge” means the conscious awareness by me at the time the Opinion Letter is delivered of facts or other information without any other investigation.

(b)    My Opinion Letter is limited to the laws of State of South Dakota and the federal laws of the United States (the “Covered Laws”), and I express no opinion as to the effect on the matters covered by my opinions of any other law. Furthermore, in rendering the opinions, I have only considered the applicability of statutes, rules, regulations and judicial decisions that a lawyer practicing in any jurisdiction the laws of which are addressed by this Opinion Letter (the “Opining Jurisdictions”) exercising customary professional diligence would reasonably recognize as being directly applicable to the Company or the transactions effected by the Transaction Documents.

(c)    I express no opinion as to whether, or the extent to which, the laws of any particular jurisdiction apply to the subject matter hereof.

(d)    I have relied, without investigation, upon the following assumptions: (i) each document submitted to me for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine; (ii) all statutes, judicial and administrative decisions, and rules and regulations of governmental agencies, constituting Covered Laws, are publicly available to lawyers practicing in South Dakota; (iii) all relevant statutes, rules, regulations or agency actions are constitutional and valid unless a reported decision in the Opining Jurisdictions has specifically addressed but not resolved, or has established, its unconstitutionality or invalidity; (iv) documents reviewed by me including, without limitation, the Transaction Documents would be enforced as written and would be interpreted in a manner consistent with their interpretation under the laws of the State of South Dakota; (v) the Company will not in the future take any discretionary action (including a decision not to act) permitted under the Transaction Documents that would result in a violation of law or constitute a breach or default under any other agreement, order or regulation; (vi) the Company will obtain any permits and governmental approvals required in the future, and take any actions similarly required, relevant to performance of the Transaction Documents; (vii) all parties to the transaction will act in accordance with, and will refrain from taking any action that is forbidden by, the terms and conditions of the Transaction Documents; and (viii) there are no agreements or understandings among the parties, written or oral, and there is no usage of trade or course of prior dealings among the parties that would, in either case, define, supplement or qualify the terms of any Transaction Document.

(e)    The opinions expressed in the Opinion Letter are limited to the specific issues addressed and to facts and laws existing on the date hereof. By rendering such opinions, I do not undertake to advise you with respect to any other matter or of any change in such laws or in the interpretation thereof, or of any changes in such facts, which may occur after the date hereof.

(f)    The opinions expressed do not address any of the following legal issues: (i) federal or state securities laws and regulations, (ii) laws and regulations relating to commodity (and other) futures and indices and other similar instruments; (ii) Federal Reserve Board margin regulations; (iii) the statutes and ordinances, administrative decisions and the rules and regulations of counties, towns, municipalities and special political subdivisions (whether created or enabled through legislative action at the federal, state or regional level) and judicial decisions to the extent that they deal with the foregoing; (iv) federal and state tax laws and regulations; (v) federal and state racketeering laws and regulations (e.g., RICO); (vi) federal and state laws, regulations and policies concerning national and local emergency (e.g., the International Emergency Economic Powers Act, as amended), possible judicial deference to acts of sovereign states, and criminal and civil forfeiture laws; (vii) other statutes of general application to the extent they provide for criminal prosecution (e.g., federal and state mail fraud and wire fraud statutes); and (viii) laws, regulations, directives and executive orders restricting transactions with or freezing or otherwise controlling assets of designated foreign persons or governing investments by foreign persons in the United States.

(g)    For purposes of the opinions in paragraph 1 of the Opinion Letter, the opinions relating to the laws of any State other than the State of South Dakota are based solely upon a review of published compilations of the general corporation statute of such State.

Form of Opinion of Special Counsel for the Purchasers

(To be Delivered to Purchasers Only)

US.54433572.01